PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To prospectus dated March 15, 2013)	Registration Statement 333-187320

$10,000,000
LINCOLN NATIONAL CORPORATION
DEFERRED COMPENSATON OBLIGATIONS

Offered as set forth in this Prospectus Supplement pursuant to the

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
DEFERRED COMPENSATION PLAN
FOR AGENTS

This Prospectus Supplement relates to shares of our Deferred Compensation Obligations under The Lincoln National Life Insurance Company Deferred Compensation Plan for Agents (formerly known as the Lincoln National Corporation Executive Deferred Compensation Plan for Agents) (the “Plan”) to be offered and sold to a select group of "Participants", consisting of highly compensated individuals holding a full-time agent's contract with The Lincoln National Life Insurance Company (“LNL”) and of similarly situated individuals associated with affiliates and subsidiaries of Lincoln National Corporation (“LNC”).

The filing of this Prospectus Supplement is not an admission by us that the Deferred Compensation Obligations as defined below are securities or are subject to the registration requirements of the Securities Act.

Investing in our securities involves risks.  See “Risk Factors” beginning on page 3 of this Prospectus Supplement.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

May 7, 2013

TABLE OF CONTENTS

About this Prospectus Supplement	iii
General Information	1
Forward Looking Statements-Cautionary Language	1
Risk Factors	3
Plan Overview	21
Definitions	22
Plan Description	24
Eligibility and Participation	24
Deferral Provisions	24
Company Contributions	24
Vesting	26
Choosing a Beneficiary	26
Distributions and Taxes	26
Other Important Facts about the Plan	31
Participant Communications	32
Investment Elections	32
Trading Restrictions & Other Limitations	33
The Investment Supplement	33
Experts	52
Legal Matters	52
Where You Can Find More Information	52
Documents Incorporated By Reference	53

REQUIRED DISCLOSURE FOR NORTH CAROLINA RESIDENTS
THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED OF THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This Prospectus Supplement also constitutes a Summary Plan Description, and highlights the key features of the Plan.  This prospectus supplement does not describe all the details of the Plan. The Plan Document explains your benefits, rights and responsibilities in more detail, and is the controlling document in the case of any discrepancy between this prospectus supplement and the Plan Document.  It is important for you to read and consider all information contained in this prospectus supplement in making your investment decision.  You should also read and consider the additional information under the caption “Where You Can Find More Information.”  You should rely only on information in this prospectus supplement, the Plan Document or information to which we have referred you.  We have not authorized anyone to provide you with information that is different.  We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.  The information contained or incorporated by reference in this prospectus supplement is accurate only as of the respective dates of such information.  Our business, financial condition, results of operations and prospectus supplement may have changed since those dates.

If you have any questions about the Plan that are not answered in this prospectus supplement, or if you would like a copy of the Plan Document, such additional information can be obtained (without charge) from Nolan Financial Group by calling Nolan’s Deferred Compensation Customer Services Line at this number:  888-907-8633.

IRS CIRCULAR 230 NOTICE: As required by the IRS, we inform you that any tax advice contained in this prospectus supplement was not intended or written to be used or referred to, and cannot be used or referred to (i) for the purpose of avoiding penalties under the Internal Revenue Code, or (ii) in promoting, marketing, or recommending to another party any transaction or matter addressed in this prospectus supplement.  Individuals should seek tax advice based on their own particular circumstances from an independent tax advisor.

Unless otherwise indicated, all references in this prospectus supplement to “LNC,” “we,” “our,” “us,” or similar terms refer to Lincoln National Corporation together with its subsidiaries and affiliates.

iii

GENERAL INFORMATION

Lincoln National Corporation (“LNC,” which also may be referred to as “Lincoln,” “we,” “our” or “us”) is a holding company, which operates multiple insurance and retirement businesses through subsidiary companies.  Through our business segments, we sell a wide range of wealth protection, accumulation and retirement income products and solutions.  These products include fixed and indexed annuities, variable annuities, universal life insurance (“UL”), variable universal life insurance (“VUL”), linked-benefit UL, term life insurance, indexed universal life insurance, employer-sponsored retirement plans and services, and group life, disability and dental.  LNC was organized under the laws of the state of Indiana in 1968.  We currently maintain our principal executive offices in Radnor, Pennsylvania.  “Lincoln Financial Group” is the marketing name for LNC and its subsidiary companies.  For the three months ended March 31, 2013, LNC had consolidated assets of $224.3 billion and consolidated stockholders’ equity of $14.9 billion.  For the three months ended March 31, 2013, LNC had total revenue of $2.8 billion and net income of $239 million.  For the year ended December 31, 2012, LNC had total revenue of $11.5 billion and net income of $1.3 billion.

               We provide products and services and report results through the following four business segments:
Annuities, Retirement Plan Services, Life Insurance and Group Protection.

We also have Other Operations, which includes the financial data for operations that are not directly related to the business segments.

The following description of the Plan is a summary of its key terms and provisions. The statements contained in this prospectus supplement concerning the Plan are qualified in their entirety by reference to the terms of the Plan itself, which is the legally controlling document. Eligible participants and their beneficiaries may obtain copies of the Plan upon request, or review them at our principal executive office.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

Certain statements made in this prospectus supplement and in other written or oral statements made by us or on our behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”).  A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like:  “believe,” “anticipate,” “expect,” “estimate,” “project,” “will,” “shall” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future actions, trends in our businesses, prospective services or products, future performance or financial results and the outcome of contingencies, such as legal proceedings.  We claim the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements.  Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements, include, among others:

•
Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•
Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•
Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding company’s ability to meet its obligations;

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, our subsidiaries’ products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserve requirements related to secondary guarantee universal life and annuities; regulations regarding captive reinsurance arrangements; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. federal tax reform;

•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits (“EGPs”) and demand for our products;
•
Uncertainty about the effect of rules and regulations to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us and the economy and the financial services sector in particular;

•
The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as:  adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•
A decline in the equity markets causing a reduction in the sales of our subsidiaries’ products, a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products, an acceleration of the net amortization of deferred acquisition costs (“DAC”), value of business acquired (“VOBA”), deferred sales inducements (“DSI”) and deferred front-end loads (“DFEL”) and an increase in liabilities related to guaranteed benefit features of our subsidiaries’ variable annuity products;

•
Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries’ products, in establishing related insurance reserves and in the net amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•	Changes in GAAP, including convergence with International Financial Reporting Standards (“IFRS”), that may result in unanticipated changes to our net income;
•
Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•
Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain investments in our portfolios, as well as counterparties to which we are exposed to credit risk, requiring that we realize losses on investments;

•	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
•	Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems;
•	The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items;
•	The adequacy and collectability of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•
Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•
The unknown effect on our subsidiaries’ businesses resulting from changes in the demographics of their client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive.  Other sections of this prospectus supplement, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the Securities and Exchange Commission (“SEC”) include additional factors that could affect our businesses and financial performance.   Moreover, we operate in a rapidly changing and competitive environment.  New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus supplement.

RISK FACTORS

You should carefully consider the risks described below before investing in our securities.  The risks and uncertainties described below are not the only ones facing our company.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.  If any of these risks actually occur, our business, financial condition and results of operations could be materially affected.  In that case, the value of our securities could decline substantially.

Legislative, Regulatory and Tax

Our businesses are heavily regulated and changes in regulation may affect our insurance subsidiary capital requirements or reduce our profitability.

Our insurance subsidiaries are subject to extensive supervision and regulation in the states in which we do business.  The supervision and regulation relate to numerous aspects of our business and financial condition.  The primary purpose of the supervision and regulation is the protection of our insurance contract holders, and not our investors.  The extent of regulation varies, but generally is governed by state statutes.  These statutes delegate regulatory, supervisory and administrative authority to state insurance departments.  This system of supervision and regulation covers, among other things:

•	Standards of minimum capital requirements and solvency, including RBC measurements;
•	Restrictions of certain transactions between our insurance subsidiaries and their affiliates;
•	Restrictions on the nature, quality and concentration of investments;
•	Restrictions on the types of terms and conditions that we can include in the insurance policies offered by our primary insurance operations;
•	Limitations on the amount of dividends that insurance subsidiaries can pay;
•	The licensing status of the company;
•	Certain required methods of accounting pursuant to statutory accounting principles (“SAP”);
•	Reserves for unearned premiums, losses and other purposes; and
•
Assignment of residual market business and potential assessments for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

Although we endeavor to maintain all required licenses and approvals, our businesses may not fully comply with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations, which may change from time to time.  Also, regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals.  If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or impose substantial fines.  Further, insurance regulatory authorities have relatively broad discretion to issue orders of supervision, which permit such authorities to supervise the business and operations of an insurance company.  As of December 31, 2012, no state insurance regulatory authority had imposed on us any material fines or revoked or suspended any of our licenses to conduct insurance business in any state or issued an order of supervision with respect to our insurance subsidiaries, which would have a material adverse effect on our results of operations or financial condition.

In addition, Lincoln Financial Advisors Corporation, Lincoln Financial Securities Corporation, Lincoln Financial Investment Services Corporation and Lincoln Financial Distributors, Inc., as well as our variable annuities and variable life insurance products, are subject to regulation and supervision by the SEC and FINRA.  These laws and regulations generally grant supervisory agencies and self-regulatory organizations broad administrative powers, including the power to limit or restrict the subsidiaries from carrying on their businesses in the event that they fail to comply with such laws and regulations.

Many of the foregoing regulatory or governmental bodies have the authority to review our products and business practices and those of our agents and employees.  In recent years, there has been increased scrutiny of our businesses by these bodies, which has included more extensive examinations, regular sweep inquiries and more detailed review of disclosure documents.  These regulatory or governmental bodies may bring regulatory or other legal actions against us if, in their view, our practices, or those of our agents or employees, are improper.  These actions can result in substantial fines, penalties or prohibitions or restrictions on our business activities and could have a material adverse effect on our business, results of operations or financial condition.

Implementation of the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act may subject us to substantial additional federal regulation, and we cannot predict the effect on our business, results of operations, cash flows or financial condition.

On July 21, 2010, President Obama signed into law the Dodd-Frank Act, a wide-ranging Act that includes a number of reforms of the financial services industry and financial products.  The Dodd-Frank Act includes, among other things, changes to the rules governing derivatives; restrictions on proprietary trading by certain entities; a study by the SEC of the rules governing broker-dealers and investment advisers with respect to individual investors and investment advice, followed potentially by rulemaking; the creation of a new Federal Insurance Office within the U.S. Treasury to gather information regarding the insurance industry; the creation of a resolution authority to unwind failing institutions, funded on a post-event basis; the creation of a new Consumer Financial Protection Bureau to protect consumers of certain financial products; and changes to executive compensation and certain corporate governance rules, among other things.  For additional information regarding the provisions of the Dodd-Frank Act, see “Item 1. Business – Regulatory – Federal Initiatives – Financial Reform Legislation” of our Annual Report on Form 10-K for the period ended December 31, 2012 (the “2012 Form 10-K”).

The Dodd-Frank Act requires significant rulemaking across numerous agencies within the federal government.  Although some of the Dodd-Frank rulemaking has been completed, the rulemaking process will continue into 2013, as will the phasing in of compliance dates for many of the final rules.  Consequently, the ultimate impact of these provisions on our businesses (including product offerings), results of operations, liquidity or capital resources is currently indeterminable.

Attempts to mitigate the impact of Regulation XXX and Actuarial Guideline 38 may fail in whole or in part resulting in an adverse effect on our financial condition and results of operations.

The Valuation of Life Insurance Policies Model Regulation (“XXX”) requires insurers to establish additional statutory reserves for term life insurance policies with long-term premium guarantees and UL policies with secondary guarantees.  In addition, Actuarial Guideline 38 (“AG38”), commonly known as “AXXX,” clarifies the application of XXX with respect to certain UL insurance policies with secondary guarantees.  Virtually all of our newly issued term and the majority of our newly issued UL insurance products are affected by XXX and AG38.  The application of both AG38 and XXX involve numerous interpretations.  If state insurance departments do not agree with our interpretations, we may have to increase reserves related to such policies.

We have implemented, and plan to continue to implement, reinsurance and capital management transactions to mitigate the capital impact of XXX and AG38, including the use of letters of credit to support the reinsurance provided by captive reinsurance subsidiaries.  These arrangements are subject to review by state insurance regulators and rating agencies.  For example, a National Association of Insurance Commissioners (“NAIC”) subgroup has been studying the use of captives and special purpose vehicles to transfer insurance risk in relation to existing state laws and regulations.  Therefore, we cannot provide assurance regarding what, if any, actions regulators, rating agencies, or others may take in response to the transactions we have executed to date or the impact of any such potential actions.

Likewise, we also cannot provide assurance that we will be able to continue to implement transactions or take other actions to mitigate the impact of XXX or AG38 on future sales of term and UL insurance products.  If we are unable to continue to implement such solutions for any reason, we may have lower returns on such products sold than we currently anticipate and/or reduce our sales of these products.

Changes in U.S. federal income tax law could increase our tax costs and make the products that we sell less desirable.

Changes to the Internal Revenue Code, administrative rulings or court decisions could increase our effective tax rate, make our products less desirable and lower our net income.  For example, on February 13, 2012, the Obama Administration released its fiscal year 2013 budget proposal that included proposals which, if enacted, would affect the taxation of life insurance companies and certain life insurance products.  The Obama Administration is expected to release its fiscal year 2014 budget proposal, which may include provisions similar to previous budget proposals.  If enacted into law, the statutory changes contemplated by the Administration’s revenue proposals could, among other things, change the method used to determine the amount of dividend income received by a life insurance company on assets held in separate accounts used to support products, including variable life insurance and variable annuity contracts, that are eligible for the dividends-received deduction.  The dividends-received deduction reduces the amount of dividend income subject to tax and is a significant component of the difference between our actual tax expense and expected amount determined using the federal statutory tax rate of 35%.  Our income tax provision for the year ended December 31, 2012, included a separate account dividends-received deduction benefit of $128 million.  In addition, the proposals could affect the treatment of COLI policies by limiting the availability of certain interest deductions for companies that purchase those policies.  If proposals of this type were enacted, our sale of COLI, variable annuities and variable life products could be adversely affected and our actual tax expense could increase, reducing earnings.

Legal and regulatory actions are inherent in our businesses and could result in financial losses or harm our businesses.

We are, and in the future may be, subject to legal and regulatory actions in the ordinary course of our insurance and retirement operations.  Pending legal actions include proceedings relating to aspects of our businesses and operations that are specific to us and proceedings that are typical of the businesses in which we operate.  Some of these proceedings have been brought on behalf of various alleged classes of complainants.  In certain of these matters, the plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages.  Substantial legal liability in these or future legal or regulatory actions could have a material financial effect or cause significant harm to our reputation, which in turn could materially harm our business prospects.  See Note 13 to the Notes to Consolidated Financial Statements of our 2012 Form 10-K for a description of legal and regulatory proceedings and actions.  These actions include ongoing audits on behalf of multiple states’ treasury and controllers’ offices for compliance with laws and regulations concerning the identification, reporting and escheatment of unclaimed contract benefits or abandoned funds.

Changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies may adversely affect our financial statements.

Our financial statements are prepared in accordance with GAAP as identified in the Financial Accounting Standards Board (“FASB”) Accounting Standards CodificationTM (“ASC”).  From time to time, we are required to adopt new or revised accounting standards or guidance that are incorporated into the FASB ASC.  It is possible that future accounting standards we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have a material adverse effect on our financial condition and results of operations.

For example, the FASB issued Accounting Standards Update (“ASU”) No. 2010-26, “Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts” (“ASU 2010-26”), which clarifies the types of costs that insurance companies may capitalize and amortize over the life of the business.  ASU 2010-26 significantly reduces the amount of acquisition cost that we are able to defer in connection with sales of our insurance products.  For further information, see “Part II – Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies – DAC, VOBA, DSI and DFEL – New DAC Methodology” of our 2012 Form 10-K.

In addition, the FASB is working on several projects with the International Accounting Standards Board, which could result in significant changes as GAAP and International Financial Reporting Standards (“IFRS”) attempt to converge, including how we account for our insurance contracts and financial instruments and how our financial statements are presented.  Furthermore, the SEC is considering whether and how to incorporate IFRS into the U.S. financial reporting system.  The accounting changes being proposed by the FASB may result in a complete change to how we account for and report significant areas of our business, such as insurance contracts and deferred acquisition costs (“DAC”).  The effective dates and transition methods are not known; however, issuers may be required to or may choose to adopt the new standards retrospectively.  In this case, the issuer will report results under the new accounting method as of the effective date, as well as for all periods presented.  The changes to GAAP will impose special demands on issuers in the areas of employee training, internal controls, contract fulfillment and disclosure and will likely affect how we manage our business, as it will likely affect other business processes such as design of compensation plans, product design, etc.

Our domestic insurance subsidiaries are subject to SAP.  Changes in the method of calculating reserves for our life insurance and annuity products under SAP may result in increased reserve requirements.  For example, on September 12, 2012, the NAIC adopted revisions to AG38.  Effective as of December 31, 2012, reserves on in-force business written between July 1, 2005, and December 31, 2012, will be subject to a new minimum floor calculation.  This floor calculation is based on assumptions that are generally consistent with the principles-based reserving framework developed by the NAIC.  While there are certain judgmental interpretive issues with the floor calculation, at this point, we do not expect the AG38 revisions to have a material impact on our total in-force reserves.  Reserves on new business written after December 31, 2012, will be calculated using a modified formulaic approach that will generally result in higher reserves.

Anti-takeover provisions could delay, deter or prevent our change in control, even if the change in control would be beneficial to LNC shareholders.

We are an Indiana corporation subject to Indiana state law.  Certain provisions of Indiana law could interfere with or restrict takeover bids or other change in control events affecting us.  Also, provisions in our articles of incorporation, bylaws and other agreements to which we are a party could delay, deter or prevent our change in control, even if a change in control would be beneficial to shareholders.  In addition, under Indiana law, directors may, in considering the best interests of a corporation, consider the effects of any action on shareholders, employees, suppliers and customers of the corporation and the communities in which offices and other facilities are located, and other factors the directors consider pertinent.  One statutory provision prohibits, except under specified circumstances, LNC from engaging in any business combination with any shareholder who owns 10% or more of our common stock (which shareholder, under the statute, would be considered an “interested shareholder”) for a period of five years following the time that such shareholder became an interested shareholder, unless such business combination is approved by the board of directors prior to such person becoming an interested shareholder.  In addition, our articles of incorporation contain a provision requiring holders of at least three-fourths of our voting shares then outstanding and entitled to vote at an election of directors, voting together, to approve a transaction with an interested shareholder rather than the simple majority required under Indiana law.

In addition to the anti-takeover provisions of Indiana law, there are other factors that may delay, deter or prevent our change in control.  As an insurance holding company, we are regulated as an insurance holding company and are subject to the insurance holding company acts of the states in which our insurance company subsidiaries are domiciled.  The insurance holding company acts and regulations restrict the ability of any person to obtain control of an insurance company without prior regulatory approval.  Under those statutes and regulations, without such approval (or an exemption), no person may acquire any voting security of a domestic insurance company, or an insurance holding company which controls an insurance company, or merge with such a holding company, if as a result of such transaction such person would “control” the insurance holding company or insurance company.  “Control” is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

Market Conditions

Weak conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world.  Continued unconventional easing from the major central banks, ongoing global growth weakness and the ability of the U.S. government to proactively address the fiscal imbalance remain key challenges for markets and our business.  These macro-economic conditions may have an adverse effect on us given our credit and equity market exposure.  Our revenues are likely to decline in such circumstances and our profit margins could erode.  In addition, in the event of extreme prolonged market events, such as the global credit crisis and recession that occurred during 2008 and 2009, we could incur significant losses.  Even in the absence of a market downturn, we are exposed to substantial risk of loss due to market volatility.

Factors such as consumer spending, business investment, domestic and foreign government spending, the volatility and strength of the capital markets, the potential for inflation or deflation and uncertainty over domestic and foreign government actions all affect the business and economic environment and, ultimately, the amount and profitability of our business.  In an economic downturn characterized by higher unemployment, lower disposable income, lower corporate earnings, lower business investment and lower consumer spending, the demand for our financial and insurance products could be adversely affected.  In addition, we may experience an elevated incidence of claims and lapses or surrenders of policies.  Our contract holders may choose to defer paying insurance premiums or stop paying insurance premiums altogether.  Adverse changes in the economy could affect earnings negatively and could have a material adverse effect on our business, results of operations and financial condition.

Changes in interest rates and sustained low interest rates may cause interest rate spreads to decrease and changes in interest rates may also result in increased contract withdrawals.

Interest rate fluctuations and/or a sustained period of low interest rates could negatively affect our profitability.  Some of our products, principally fixed annuities, interest-sensitive whole life, UL and the fixed portion of VUL, have interest rate guarantees that expose us to the risk that changes in interest rates will reduce our spread, or the difference between the amounts that we are required to pay under the contracts and the amounts we are able to earn on our general account investments intended to support our obligations under the contracts.  Spreads are an important component of our net income.  Declines in our spread or instances where the returns on our general account investments are not enough to support the interest rate guarantees on these products could have a material adverse effect on our businesses or results of operations.

In periods when interest rates are declining or remain at low levels, we may have to reinvest the cash we receive as interest or return of principal on our investments in lower yielding instruments reducing our spread.  Moreover, borrowers may prepay fixed-income securities, commercial mortgages and mortgage-backed securities in our general account in order to borrow at lower market rates, which exacerbates this risk.  Lowering interest crediting rates helps to mitigate the effect of spread compression on some of our products.  However, because we are entitled to reset the interest rates on our fixed rate annuities only at limited, pre-established intervals, and since many of our contracts have guaranteed minimum interest or crediting rates, our spreads could still decrease.  As of December 31, 2012, 43% of our annuities business, 95% of our retirement plan services business and 98% of our life insurance business with guaranteed minimum interest or crediting rates are at their guaranteed minimums.

Our expectation for future spreads is an important component in the amortization of DAC and value of business acquired (“VOBA”) as it affects the future profitability of the business.  Currently, new money rates continue to be at historically low levels.  The Federal Reserve Board has moved from calendar-based to macro-based guidance that points to rates likely remaining low until mid-2015.  If interest rates were to remain low over a sustained period of time, this will put additional pressure on our spreads, potentially resulting in unlocking of our DAC and VOBA assets, thereby reducing net income in the affected reporting period.  We would expect the effect to be most pronounced in our Life Insurance segment.  For additional information on interest rate risks, see “Part II – Item 7A. Quantitative and Qualitative Disclosures About Market Risk – Interest Rate Risk” of our 2012 Form 10-K.

A decline in market interest rates could also reduce our return on investments that do not support particular policy obligations.  During periods of sustained lower interest rates, our recorded policy liabilities may not be sufficient to meet future policy obligations and may need to be strengthened, thereby reducing net income in the affected reporting period.  Accordingly, declining interest rates may materially affect our results of operations, financial condition and cash flows and significantly reduce our profitability.

Increases in market interest rates may also negatively affect our profitability.  In periods of rapidly increasing interest rates, we may not be able to replace the assets in our general account with higher yielding assets needed to fund the higher crediting rates necessary to keep our interest-sensitive products competitive.  We, therefore, may have to accept a lower spread and thus lower profitability or face a decline in sales and greater loss of existing contracts and related assets.  Increases in interest rates may cause increased surrenders and withdrawals of insurance products.  In periods of increasing interest rates, policy loans and surrenders and withdrawals of life insurance policies and annuity contracts may increase as contract holders seek to buy products with perceived higher returns.  This process may lead to a flow of cash out of our businesses.  These outflows may require investment assets to be sold at a time when the prices of those assets are lower because of the increase in market interest rates, which may result in realized investment losses.  A sudden demand among consumers to change product types or withdraw funds could lead us to sell assets at a loss to meet the demand for funds.  Furthermore, unanticipated increases in withdrawals and termination may cause us to unlock our DAC and VOBA assets, which would reduce net income.  An increase in market interest rates could also have a material adverse effect on the value of our investment portfolio, for example, by decreasing the estimated fair values of the fixed income securities that comprise a substantial portion of our investment portfolio.  An increase in interest rates could also result in decreased fee income associated with a decline in the value of variable annuity account balances invested in fixed income funds.

Because the equity markets and other factors impact the profitability and expected profitability of many of our products, changes in equity markets and other factors may significantly affect our business and profitability.

The fee revenue that we earn on equity-based variable annuities and VUL insurance policies is based primarily upon account values.  Because strong equity markets result in higher account values, strong equity markets positively affect our net income through increased fee revenue.  Conversely, a weakening of the equity markets results in lower fee income and may have a material adverse effect on our results of operations and capital resources.

The increased fee revenue resulting from strong equity markets increases the expected gross profits (“EGPs) from variable insurance products as do better than expected lapses, mortality rates and expenses.  As a result, higher EGPs may result in lower net amortized costs related to DAC, deferred sales inducements (“DSI”), VOBA, deferred front-end loads (“DFEL”) and changes in future contract benefits.  However, a decrease in the equity markets, as well as worse than expected increases in lapses, mortality rates and expenses, depending upon their significance, may result in higher net amortized costs associated with DAC, DSI, VOBA, DFEL and changes in future contract benefits and may have a material adverse effect on our results of operations and capital resources.  If we were to have unlocked our reversion to the mean (“RTM”) assumption in the corridor as of December 31, 2012, we would have recorded a favorable prospective unlocking of approximately $210 million, pre-tax, for our Annuities segment, approximately $15 million, pre-tax, for our Retirement Plan Services segment and approximately $20 million, pre-tax, for our Life Insurance segment.  For further information about our RTM process, see “Critical Accounting Policies and Estimates – DAC, VOBA, DSI and DFEL – Reversion to the Mean” in the MD&A of our 2012 Form 10-K.

Changes in the equity markets, interest rates and/or volatility affect the profitability of our products with guaranteed benefits; therefore, such changes may have a material adverse effect on our business and profitability.

Certain of our variable annuity products include guaranteed benefit riders.  These include guaranteed death benefit (“GDB”), guarantee withdrawal benefit (“GWB”) and guaranteed income benefit (“GIB”) riders.  Our GWB, GIB and 4LATER® (a form of GIB rider) features have elements of both insurance benefits accounted for under the Financial Services – Insurance – Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC (“benefit reserves”) and embedded derivatives accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“embedded derivative reserves”).  We calculate the value of the embedded derivative reserve and the benefit reserves based on the specific characteristics of each guaranteed living benefit feature.  The amount of reserves related to GDB for variable annuities is tied to the difference between the value of the underlying accounts and the GDB, calculated using a benefit ratio approach.  The GDB reserves take into account the present value of total expected GDB payments, the present value of total expected GDB assessments over the life of the contract, claims paid to date and assessments to date.  Reserves for our GIB and certain GWB with lifetime benefits are based on a combination of fair value of the underlying benefit and a benefit ratio approach that is based on the projected future payments in excess of projected future account values.  The benefit ratio approach takes into account the present value of total expected GIB payments, the present value of total expected GIB assessments over the life of the contract, claims paid to date and assessments to date.  The amount of reserves related to those GWB that do not have lifetime benefits is based on the fair value of the underlying benefit.

Both the level of expected payments and expected total assessments used in calculating the reserves not carried at fair value are affected by the equity markets.  The liabilities related to fair value are impacted by changes in equity markets, interest rates volatility, foreign exchange rates and credit spreads.  Accordingly, strong equity markets, increases in interest rates and decreases in volatility will generally decrease the reserves calculated using fair value.  Conversely, a decrease in the equity markets along with a decrease in interest rates and an increase in volatility will generally result in an increase in the reserves calculated using fair value.

Increases in reserves would result in a charge to our earnings in the quarter in which the increase occurs.  Therefore, we maintain a customized dynamic hedge program that is designed to mitigate the risks associated with income volatility around the change in reserves on guaranteed benefits.  However, the hedge positions may not be effective to exactly offset the changes in the carrying value of the guarantees due to, among other things, the time lag between changes in their values and corresponding changes in the hedge positions, high levels of volatility in the equity markets and derivatives markets, extreme swings in interest rates, contract holder behavior different than expected, a strategic decision to adjust the hedging strategy in reaction to extreme market conditions or inconsistencies between economic and statutory reserving guidelines and divergence between the performance of the underlying funds and hedging indices.

In addition, we remain liable for the guaranteed benefits in the event that derivative counterparties are unable or unwilling to pay, and we are also subject to the risk that the cost of hedging these guaranteed benefits increases, resulting in a reduction to net income.  These, individually or collectively, may have a material adverse effect on net income, financial condition or liquidity.

Liquidity and Capital Position

Adverse capital and credit market conditions may affect our ability to meet liquidity needs, access to capital and cost of capital.

We need liquidity to pay our operating expenses, interest on our debt and dividends on our capital stock, to maintain our securities lending activities and to replace certain maturing liabilities.  Without sufficient liquidity, we will be forced to curtail our operations, and our business will suffer.  When considering our liquidity and capital position, it is important to distinguish between the needs of our insurance subsidiaries and the needs of the holding company.

For our insurance and other subsidiaries, the principal sources of liquidity are insurance premiums and fees, annuity considerations and cash flow from our investment portfolio and assets, consisting mainly of cash or assets that are readily convertible into cash.

In the event that current resources do not satisfy our needs, we may have to seek additional financing.  The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit, the volume of trading activities, the overall availability of credit to the financial services industry, our credit ratings and credit capacity, as well as the possibility that customers or lenders could develop a negative perception of our long- or short-term financial prospects if we incur large investment losses or if the level of our business activity decreases due to a market downturn.  Similarly, our access to funds may be impaired if regulatory authorities or rating agencies take negative actions against us.  See “Item 7. MD&A – Review of Consolidated Financial Condition – Liquidity and Capital Resources – Sources of Liquidity and Cash Flows” of our 2012 Form 10-K for a description of our credit ratings.  Our internal sources of liquidity may prove to be insufficient, and in such case, we may not be able to successfully obtain additional financing on favorable terms, or at all.

Disruptions, uncertainty or volatility in the capital and credit markets may also limit our access to capital required to operate our business, most significantly our insurance operations.  Such market conditions may limit our ability to replace, in a timely manner, maturing liabilities; satisfy statutory capital requirements; generate fee income and market-related revenue to meet liquidity needs; and access the capital necessary to grow our business.  As such, we may be forced to delay raising capital, issue shorter term securities than we prefer or bear an unattractive cost of capital which could decrease our profitability and significantly reduce our financial flexibility.  Our results of operations, financial condition, cash flows and statutory capital position could be materially adversely affected by disruptions in the financial markets.

Because we are a holding company with no direct operations, the inability of our subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations.

We are a holding company and we have no direct operations.  Our principal asset is the capital stock of our insurance subsidiaries.  Our ability to meet our obligations for payment of interest and principal on outstanding debt obligations and to pay dividends to shareholders, repurchase our securities and pay corporate expenses depends primarily on the ability of our subsidiaries to pay dividends or to advance or repay funds to us.  Under Indiana laws and regulations, our Indiana insurance subsidiaries, including LNL, our primary insurance subsidiary, may pay dividends to us without prior approval of the Commissioner up to a certain threshold, or must receive prior approval of the Commissioner to pay a dividend if such dividend, along with all other dividends paid within the preceding 12 consecutive months exceed the statutory limitation.  The current Indiana statutory limitation is the greater of 10% of the insurer’s contract holders’ surplus, as shown on its last annual statement on file with the Commissioner or the insurer’s statutory net gain from operations for the prior calendar year.

In addition, payments of dividends and advances or repayment of funds to us by our insurance subsidiaries are restricted by the applicable laws of their respective jurisdictions requiring that our insurance subsidiaries hold a specified amount of minimum reserves in order to meet future obligations on their outstanding policies.  These regulations specify that the minimum reserves shall be calculated to be sufficient to meet future obligations, after giving consideration to future required premiums to be received, and are based on certain specified mortality and morbidity tables, interest rates and methods of valuation, which are subject to change.  In order to meet their claims-paying obligations, our insurance subsidiaries regularly monitor their reserves to ensure we hold sufficient amounts to cover actual or expected contract and claims payments.  At times, we may determine that reserves in excess of the minimum may be needed to ensure sufficiency.

Changes in, or reinterpretations of, these laws can constrain the ability of our subsidiaries to pay dividends or to advance or repay funds to us in sufficient amounts and at times necessary to meet our debt obligations and corporate expenses.  Requiring our insurance subsidiaries to hold additional reserves has the potential to constrain their ability to pay dividends to the holding company.  See “Legislative, Regulatory and Tax – Attempts to mitigate the impact of Regulation XXX and Actuarial Guideline 38 may fail in whole or in part resulting in an adverse effect on our financial condition and results of operations” of our 2012 Form 10-K for additional information on potential changes in these laws.

The earnings of our insurance subsidiaries impact contract holders’ surplus.  Lower earnings constrain the growth in our insurance subsidiaries’ capital, and therefore, can constrain the payment of dividends and advances or repayment of funds to us.

In addition, the amount of surplus that our insurance subsidiaries could pay as dividends is constrained by the amount of surplus they hold to maintain their financial strength ratings, to provide an additional layer of margin for risk protection and for future investment in our businesses.  Notwithstanding the foregoing, we believe that our insurance subsidiaries have sufficient liquidity to meet their contract holder obligations and maintain their operations.

A decrease in the capital and surplus of our insurance subsidiaries may result in a downgrade to our credit and insurer financial strength ratings.

In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending on a variety of factors, including the amount of statutory income or losses generated by our insurance subsidiaries (which itself is sensitive to equity market and credit market conditions), the amount of additional capital our insurance subsidiaries must hold to support business growth, changes in reserving requirements, such as principles-based reserving, our inability to secure capital market solutions to provide reserve relief, such as issuing letters of credit to support captive reinsurance structures, changes in equity market levels, the value of certain fixed-income and equity securities in our investment portfolio, the value of certain derivative instruments that do not get hedge accounting treatment, changes in interest rates and foreign currency exchange rates, as well as changes to the NAIC RBC formulas. The RBC ratio is also affected by the product mix of the in-force book of business (i.e., the amount of business without guarantees is not subject to the same level of reserves as the business with guarantees).  Most of these factors are outside of our control.  Our credit and insurer financial strength ratings are significantly influenced by the statutory surplus amounts and RBC ratios of our insurance company subsidiaries.  The RBC ratio of LNL is an important factor in the determination of the credit and financial strength ratings of LNC and its subsidiaries.  In addition, rating agencies may implement changes to their internal models that have the effect of increasing or decreasing the amount of statutory capital we must hold in order to maintain our current ratings.  In addition, in extreme scenarios of equity market declines, the amount of additional statutory reserves that we are required to hold for our variable annuity guarantees may increase at a rate greater than the rate of change of the markets.  Increases in reserves reduce the statutory surplus used in calculating our RBC ratios.  To the extent that our statutory capital resources are deemed to be insufficient to maintain a particular rating by one or more rating agencies, we may seek to raise additional capital through public or private equity or debt financing, which may be on terms not as favorable as in the past.  Alternatively, if we were not to raise additional capital in such a scenario, either at our discretion or because we were unable to do so, our financial strength and credit ratings might be downgraded by one or more rating agencies.  For more information on risks regarding our ratings, see “Covenants and Ratings – A downgrade in our financial strength or credit ratings could limit our ability to market products, increase the number or value of policies being surrendered and/or hurt our relationships with creditors” below.

An inability to access our credit facilities could result in a reduction in our liquidity and lead to downgrades in our credit and financial strength ratings.

We have a $2 billion unsecured facility, which expires on June 10, 2015.  We also have other facilities that we enter into in the ordinary course of business.  See “Item 7. MD&A – Review of Consolidated Financial Condition – Liquidity and Capital Resources – Sources of Liquidity and Cash Flows – Financing Activities” and Note 12 of the Notes to the Consolidated Financial Statements of our 2012 Form 10-K.

We rely on our credit facilities as a potential source of liquidity.  The availability of these facilities could be critical to our credit and financial strength ratings and our ability to meet our obligations as they come due in a market when alternative sources of credit are tight.  The credit facilities contain certain administrative, reporting, legal and financial covenants.  We must comply with covenants under our credit facilities, including a requirement to maintain a specified minimum consolidated net worth.

Our right to borrow funds under these facilities is subject to the fulfillment of certain important conditions, including our compliance with all covenants, and our ability to borrow under these facilities is also subject to the continued willingness and ability of the lenders that are parties to the facilities to provide funds.  Our failure to comply with the covenants in the credit facilities or fulfill the conditions to borrowings, or the failure of lenders to fund their lending commitments (whether due to insolvency, illiquidity or other reasons) in the amounts provided for under the terms of the facilities, would restrict our ability to access these credit facilities when needed and, consequently, could have a material adverse effect on our financial condition and results of operations.

Assumptions and Estimates

As a result of changes in assumptions, estimates and methods in calculating reserves, our reserves for future policy benefits and claims related to our current and future business as well as businesses we may acquire in the future may prove to be inadequate.

We establish and carry, as a liability, reserves based on estimates of how much we will need to pay for future benefits and claims.  For our insurance products, we calculate these reserves based on many assumptions and estimates, including, but not limited to, estimated premiums we will receive over the assumed life of the policies, the timing of the events covered by the insurance policies, the lapse rate of the policies, the amount of benefits or claims to be paid and the investment returns on the assets we purchase with the premiums we receive.

The sensitivity of our statutory reserves and surplus established for our variable annuity base contracts and riders to changes in the equity markets will vary depending on the magnitude of the decline.  The sensitivity will be affected by the level of account values relative to the level of guaranteed amounts, product design and reinsurance.  Statutory reserves for variable annuities depend upon the cumulative equity market impacts on the business in force, and therefore, result in non-linear relationships with respect to the level of equity market performance within any reporting period.

The assumptions and estimates we use in connection with establishing and carrying our reserves are inherently uncertain.  Accordingly, we cannot determine with precision the ultimate amount or the timing of the payment of actual benefits and claims or whether the assets supporting the policy liabilities will grow to the level we assume prior to payment of benefits or claims.  If our actual experience is different from our assumptions or estimates, our reserves may prove to be inadequate in relation to our estimated future benefits and claims.  Increases in reserves have a negative effect on income from operations in the quarter incurred.

If our businesses do not perform well and/or their estimated fair values decline or the price of our common stock does not increase, we may be required to recognize an impairment of our goodwill or to establish a valuation allowance against the deferred income tax asset, which could have a material adverse effect on our results of operations and financial condition.

Goodwill represents the excess of the acquisition price incurred to acquire subsidiaries and other businesses over the fair value of their net assets as of the date of acquisition.  As of December 31, 2012, we had a total of $2.3 billion of goodwill on our Consolidated Balance Sheets.  We test goodwill at least annually for indications of value impairment with consideration given to financial performance, merger and acquisitions and other relevant factors.  In addition, certain events, including a significant and adverse change in legal factors, accounting standards or the business climate, an adverse action or assessment by a regulator or unanticipated competition, would cause us to review the carrying amounts of goodwill for impairment.  Impairment testing is performed based upon estimates of the fair value of the “reporting unit” to which the goodwill relates.  Subsequent reviews of goodwill could result in impairment of goodwill, and such write downs could have a material adverse effect on our net income and book value, but will not affect the statutory capital of our insurance subsidiaries.  For more information on goodwill, see Note 10 and “Critical Accounting Policies and Estimates – Goodwill and Other Intangible Assets” in the MD&A of our 2012 Form 10-K.

Deferred income tax represents the tax effect of the differences between the book and tax basis of assets and liabilities.  Deferred tax assets are assessed periodically by management to determine if they are realizable.  As of December 31, 2012, we had a deferred tax asset of $2.3 billion.  Factors in management’s determination include the performance of the business, including the ability to generate capital gains from a variety of sources and tax planning strategies.  If, based on available information, it is more likely than not that the deferred income tax asset will not be realized, then a valuation allowance must be established with a corresponding charge to net income.  Such valuation allowance could have a material adverse effect on our results of operations and financial condition.

The determination of the amount of allowances and impairments taken on our investments is highly subjective and could materially impact our results of operations or financial condition.

The determination of the amount of allowances and impairments varies by investment type and is based upon our periodic evaluation and assessment of known and inherent risks associated with the respective asset class.  Such evaluations and assessments are revised as conditions change and new information becomes available.  Management updates its evaluations regularly and reflects changes in allowances and impairments in operations as such evaluations are revised.  There can be no assurance that our management has accurately assessed the level of impairments taken and allowances reflected in our financial statements.  Furthermore, additional impairments may need to be taken or allowances provided for in the future.  Historical trends may not be indicative of future impairments or allowances.

We regularly review our available-for-sale (“AFS”) securities for declines in fair value that we determine to be other-than-temporary.  For an equity security, if we do not have the ability and intent to hold the security for a sufficient period of time to allow for a recovery in value, we conclude that an other-than-temporary impairment (“OTTI”) has occurred, and the amortized cost of the equity security is written down to the current fair value, with a corresponding change to realized gain (loss) on our Consolidated Statements of Comprehensive Income (Loss).  When assessing our ability and intent to hold the equity security to recovery, we consider, among other things, the severity and duration of the decline in fair value of the equity security as well as the cause of decline, a fundamental analysis of the liquidity, business prospects and overall financial condition of the issuer.

For a debt security, if we intend to sell a security or it is more likely than not we will be required to sell a debt security before recovery of its amortized cost basis and the fair value of the debt security is below amortized cost, we conclude that an OTTI has occurred and the amortized cost is written down to current fair value, with a corresponding charge to realized loss on our Consolidated Statements of Comprehensive Income (Loss).  If we do not intend to sell a debt security or it is not more likely than not we will be required to sell a debt security before recovery of its amortized cost basis but the present value of the cash flows expected to be collected is less than the amortized cost of the debt security (referred to as the credit loss), we conclude that an OTTI has occurred and the amortized cost is written down to the estimated recovery value with a corresponding charge to realized loss on our Consolidated Statements of Comprehensive Income (Loss), as this is also deemed the credit portion of the OTTI.  The remainder of the decline to fair value is recorded in other comprehensive income (loss) (“OCI”) to unrealized OTTI on AFS securities on our Consolidated Statements of Stockholders’ Equity, as this is considered a noncredit (i.e., recoverable) impairment.  Net OTTI recognized in net income (loss) was $153 million, $124 million and $160 million, pre-tax, for the years ended December 31, 2012, 2011 and 2010, respectively.  The portion of OTTI recognized in OCI for the years ended December 31, 2012 and 2011, was $106 million and $45 million, pre-tax, respectively.

Related to our unrealized losses, we establish deferred tax assets for the tax benefit we may receive in the event that losses are realized.  The realization of significant realized losses could result in an inability to recover the tax benefits and may result in the establishment of valuation allowances against our deferred tax assets.  Realized losses or impairments may have a material adverse impact on our results of operations and financial condition.

Our valuation of fixed maturity, equity and trading securities may include methodologies, estimations and assumptions which are subject to differing interpretations and could result in changes to investment valuations that may materially adversely affect our results of operations or financial condition.

Fixed maturity, equity and trading securities and short-term investments, which are reported at fair value on our Consolidated Balance Sheets, represented the majority of our total cash and invested assets.  Pursuant to the Fair Value Measurements and Disclosures Topics of the FASB ASC, we have categorized these securities into a three-level hierarchy, based on the priority of the inputs to the respective valuation technique.  The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The determination of fair values in the absence of quoted market prices is based on valuation methodologies, securities we deem to be comparable and assumptions deemed appropriate given the circumstances.  The fair value estimates are made at a specific point in time, based on available market information and judgments about financial instruments, including estimates of the timing and amounts of expected future cash flows and the credit standing of the issuer or counterparty.  Factors considered in estimating fair value include coupon rate, maturity, estimated duration, call provisions, sinking fund requirements, credit rating, industry sector of the issuer and quoted market prices of comparable securities.  The use of different methodologies and assumptions may have a material effect on the estimated fair value amounts.

During periods of market disruption, including periods of significantly increasing/decreasing or high/low interest rates, rapidly widening credit spreads or illiquidity, it may be difficult to value certain securities if trading becomes less frequent and/or market data becomes less observable.  There may be certain asset classes that were in active markets with significant observable data that become illiquid due to the current financial environment.  In such cases, more securities may fall to Level 3 and thus require more subjectivity and management judgment.  As such, valuations may include inputs and assumptions that are less observable or require greater estimation, as well as valuation methods which are more sophisticated or require greater estimation, thereby resulting in values which may be less than the value at which the investments may be ultimately sold.  Further, rapidly changing and unprecedented credit and equity market conditions could materially impact the valuation of securities as reported within our consolidated financial statements and the period-to-period changes in value could vary significantly.  Decreases in value may have a material adverse effect on our results of operations or financial condition.

Significant adverse mortality experience may result in the loss of, or higher prices for, reinsurance.

We reinsure a significant amount of the mortality risk on fully underwritten, newly issued, individual life insurance contracts.  We regularly review retention limits for continued appropriateness and they may be changed in the future.  If we were to experience adverse mortality or morbidity experience, a significant portion of that would be reimbursed by our reinsurers.  Prolonged or severe adverse mortality or morbidity experience could result in increased reinsurance costs, and ultimately, reinsurers being unwilling to offer coverage.  If we are unable to maintain our current level of reinsurance or purchase new reinsurance protection at comparable rates to what we are paying currently, we may have to accept an increase in our net exposures or revise our pricing to reflect higher reinsurance premiums or both.  If this were to occur, we may be exposed to reduced profitability and cash flow strain or we may not be able to price new business at competitive rates.

Catastrophes may adversely impact liabilities for contract holder claims and the availability of reinsurance.

Our insurance operations are exposed to the risk of catastrophic mortality, such as a pandemic, an act of terrorism, natural disaster or other event that causes a large number of deaths or injuries.  Significant influenza pandemics have occurred three times in the last century, but the likelihood, timing or severity of a future pandemic cannot be predicted.  Additionally, the impact of climate change could cause changes in weather patterns, resulting in more severe and more frequent natural disasters such as forest fires, hurricanes, tornados, floods and storm surges.  In our group insurance operations, a localized event that affects the workplace of one or more of our group insurance customers could cause a significant loss due to mortality or morbidity claims.  These events could cause a material adverse effect on our results of operations in any period and, depending on their severity, could also materially and adversely affect our financial condition.

The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event.  Pandemics, natural disasters and man-made catastrophes, including terrorism, may produce significant damage in larger areas, especially those that are heavily populated.  Claims resulting from natural or man-made catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could materially reduce our profitability or harm our financial condition.  Also, catastrophic events could harm the financial condition of our reinsurers and thereby increase the probability of default on reinsurance recoveries.  Accordingly, our ability to write new business could also be affected.

Consistent with industry practice and accounting standards, we establish liabilities for claims arising from a catastrophe only after assessing the probable losses arising from the event.  We cannot be certain that the liabilities we have established or applicable reinsurance will be adequate to cover actual claim liabilities, and a catastrophic event or multiple catastrophic events could have a material adverse effect on our business, results of operations and financial condition.

Operational Matters

Our enterprise risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could negatively affect our businesses or result in losses.

We have devoted significant resources to develop our enterprise risk management policies and procedures and expect to continue to do so in the future.  Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective.  Many of our methods of managing risk and exposures are based upon our use of observed historical market behavior or statistics based on historical models.  As a result, these methods may not predict future exposures, which could be significantly greater than the historical measures indicate, such as the risk of pandemics causing a large number of deaths.  Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that is publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated.  Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective.

We face a risk of non-collectability of reinsurance, which could materially affect our results of operations.

We follow the insurance practice of reinsuring with other insurance and reinsurance companies a portion of the risks under the policies written by our insurance subsidiaries (known as “ceding”).  As of December 31, 2012, we ceded $323.3 billion of life insurance in force to reinsurers for reinsurance protection.  Although reinsurance does not discharge our subsidiaries from their primary obligation to pay contract holders for losses insured under the policies we issue, reinsurance does make the assuming reinsurer liable to the insurance subsidiaries for the reinsured portion of the risk.  As of December 31, 2012, we had $6.4 billion of reinsurance receivables from reinsurers for paid and unpaid losses, for which they are obligated to reimburse us under our reinsurance contracts.  Of this amount, $2.8 billion related to the sale of our reinsurance business to Swiss Re in 2001 through an indemnity reinsurance agreement.  Swiss Re has funded a trust to support this business.  The balance in the trust changes as a result of ongoing reinsurance activity and was $2.0 billion as of December 31, 2012.  Furthermore, approximately $1 billion of the Swiss Re treaties are funds withheld structures where we have a right of offset on assets backing the reinsurance receivables.

The balance of the reinsurance is due from a diverse group of reinsurers.  The collectability of reinsurance is largely a function of the solvency of the individual reinsurers.  We perform annual credit reviews on our reinsurers, focusing on, among other things, financial capacity, stability, trends and commitment to the reinsurance business.  We also require assets in trust, letters of credit or other acceptable collateral to support balances due from reinsurers not authorized to transact business in the applicable jurisdictions.  Despite these measures, a reinsurer’s insolvency, inability or unwillingness to make payments under the terms of a reinsurance contract, especially Swiss Re, could have a material adverse effect on our results of operations and financial condition.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled people we need to support our business.

Our success depends, in large part, on our ability to attract and retain key people.  Intense competition exists for the key employees with demonstrated ability, and we may be unable to hire or retain such employees.  The unexpected loss of services of one or more of our key personnel could have a material adverse effect on our operations due to their skills, knowledge of our business, their years of industry experience and the potential difficulty of promptly finding qualified replacement employees.  We compete with other financial institutions primarily on the basis of our products, compensation, support services and financial condition.  Sales in our businesses and our results of operations and financial condition could be materially adversely affected if we are unsuccessful in attracting and retaining key employees, including financial advisors, wholesalers and other employees, as well as independent distributors of our products.

We may not be able to protect our intellectual property and may be subject to infringement claims.

We rely on a combination of contractual rights and copyright, trademark, patent and trade secret laws to establish and protect our intellectual property.  Although we use a broad range of measures to protect our intellectual property rights, third parties may infringe or misappropriate our intellectual property.  We may have to litigate to enforce and protect our copyrights, trademarks, patents, trade secrets and know-how or to determine their scope, validity or enforceability, which represents a diversion of resources that may be significant in amount and may not prove successful. Additionally, complex legal and factual determinations and evolving laws and court interpretations make the scope of protection afforded our intellectual property uncertain, particularly in relation to our patents.  While we believe our patents provide us with a competitive advantage, we cannot be certain that any issued patents will be interpreted with sufficient breadth to offer meaningful protection.  In addition, our issued patents may be successfully challenged, invalidated, circumvented or found unenforceable so that our patent rights would not create an effective competitive barrier.  The loss of intellectual property protection or the inability to secure or enforce the protection of our intellectual property assets could have a material adverse effect on our business and our ability to compete.

We also may be subject to costly litigation in the event that another party alleges our operations or activities infringe upon another party’s intellectual property rights.  Third parties may have, or may eventually be issued, patents that could be infringed by our products, methods, processes or services.  Any party that holds such a patent could make a claim of infringement against us.  We may also be subject to claims by third parties for breach of copyright, trademark, trade secret or license usage rights.  Any such claims and any resulting litigation could result in significant liability for damages.  If we were found to have infringed a third-party patent or other intellectual property rights, we could incur substantial liability, and in some circumstances could be enjoined from providing certain products or services to our customers or utilizing and benefiting from certain methods, processes, copyrights, trademarks, trade secrets or licenses, or alternatively could be required to enter into costly licensing arrangements with third parties, all of which could have a material adverse effect on our business, results of operations and financial condition.

Our information systems may experience interruptions or breaches in security.

Our information systems are critical to the operation of our business.  We collect, process, maintain, retain and distribute large amounts of personal financial and health information and other confidential and sensitive data about our customers in the ordinary course of our business.  Our business therefore depends on our customers’ willingness to entrust us with their personal information.  Any failure, interruption or breach in security could result in disruptions to our critical systems and adversely affect our customer relationships.  While we employ a robust and tested information security program, there can be no assurance that any such failure, interruption or security breach will not occur or, if any does occur, that it can be sufficiently remediated.  To date, we have not had a material security breach.  The occurrence of any such failure, interruption or security breach of our systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and financial liability.

Covenants and Ratings

A downgrade in our financial strength or credit ratings could limit our ability to market products, increase the number or value of policies being surrendered and/or hurt our relationships with creditors.

Nationally recognized rating agencies rate the financial strength of our principal insurance subsidiaries and rate our debt.  Ratings are not recommendations to buy our securities.  Each of the rating agencies reviews its ratings periodically, and our current ratings may not be maintained in the future.

Our financial strength ratings, which are intended to measure our ability to meet contract holder obligations, are an important factor affecting public confidence in most of our products and, as a result, our competitiveness.  A downgrade of the financial strength rating of one of our principal insurance subsidiaries could affect our competitive position in the insurance industry by making it more difficult for us to market our products as potential customers may select companies with higher financial strength ratings and by leading to increased withdrawals by current customers seeking companies with higher financial strength ratings.  This could lead to a decrease in fees as net outflows of assets increase, and therefore, result in lower fee income.  Furthermore, sales of assets to meet customer withdrawal demands could also result in losses, depending on market conditions.  The interest rates we pay on our borrowings are largely dependent on our credit ratings.  A downgrade of our debt ratings could affect our ability to raise additional debt, including bank lines of credit, with terms and conditions similar to our current debt, and accordingly, likely increase our cost of capital.

All of our ratings and ratings of our principal insurance subsidiaries are subject to revision or withdrawal at any time by the rating agencies, and therefore, no assurance can be given that our principal insurance subsidiaries or we can maintain these ratings.  See “Item 1. Business – Financial Strength Ratings” and “Item 7. MD&A – Review of Consolidated Financial Condition – Liquidity and Capital Resources – Sources of Liquidity and Cash Flows” of our 2012 Form 10-K for a description of our ratings.

We will be required to pay interest on our capital securities with proceeds from the issuance of qualifying securities if we fail to achieve capital adequacy or net income and stockholders’ equity levels.

As of December 31, 2012, we had approximately $1.2 billion in principal amount of capital securities outstanding.  All of the capital securities contain covenants that require us to make interest payments in accordance with an alternative coupon satisfaction mechanism (“ACSM”) if we determine that one of the following triggers exists as of the 30th day prior to an interest payment date, or the “determination date”:

1.  LNL’s RBC ratio is less than 175% (based on the most recent annual financial statement filed with the State of Indiana); or

2.  (i) The sum of our consolidated net income for the four trailing fiscal quarters ending on the quarter that is two quarters prior to the most recently completed quarter prior to the determination date is zero or negative, and (ii) our consolidated stockholders’ equity (excluding accumulated OCI and any increase in stockholders’ equity resulting from the issuance of preferred stock during a quarter), or “adjusted stockholders’ equity,” as of (x) the most recently completed quarter and (y) the end of the quarter that is two quarters before the most recently completed quarter, has declined by 10% or more as compared to the quarter that is ten fiscal quarters prior to the last completed quarter, or the “benchmark quarter.”

The ACSM would generally require us to use commercially reasonable efforts to satisfy our obligation to pay interest in full on the capital securities with the net proceeds from sales of our common stock and warrants to purchase our common stock with an exercise price greater than the market price.  We would have to utilize the ACSM until the trigger events above no longer existed, and, in the case of test 2 above, until our adjusted stockholders’ equity amount increased or declined by less than 10% as compared to the adjusted stockholders’ equity at the end of the benchmark quarter for each interest payment date as to which interest payment restrictions were imposed by test 2 above.

If we were required to utilize the ACSM and were successful in selling sufficient shares of common stock or warrants to satisfy the interest payment, we would dilute the current holders of our common stock.  Furthermore, while a trigger event is occurring and if we do not pay accrued interest in full, we may not, among other things, pay dividends on or repurchase our capital stock.  Our failure to pay interest pursuant to the ACSM will not result in an event of default with respect to the capital securities, nor will a nonpayment of interest, unless it lasts for ten consecutive years, although such breaches may result in monetary damages to the holders of the capital securities.

The calculations of RBC, net income (loss) and adjusted stockholders’ equity are subject to adjustments and the capital securities are subject to additional terms and conditions as further described in supplemental indentures filed as exhibits to our Forms 8-K filed on March 13, 2007, May 17, 2006, and April 20, 2006.

Certain blocks of our insurance business purchased from third-party insurers under indemnity reinsurance agreements may require us to place assets in trust, secure letters of credit or return the business, if the financial strength ratings and/or capital ratios of certain insurance subsidiaries are not maintained at specified levels.

Under certain indemnity reinsurance agreements, two of our insurance subsidiaries, LNL and LLANY, provide 100% indemnity reinsurance for the business assumed; however, the third-party insurer, or the “cedent,” remains primarily liable on the underlying insurance business.  Under these types of agreements, as of December 31, 2012, we held statutory reserves of $6.8 billion.  These indemnity reinsurance arrangements require that our subsidiary, as the reinsurer, maintain certain insurer financial strength ratings and capital ratios.  If these ratings or capital ratios are not maintained, depending upon the reinsurance agreement, the cedent may recapture the business, or require us to place assets in trust or provide letters of credit at least equal to the relevant statutory reserves.  Under the LNL reinsurance arrangement, we held approximately $3.9 billion of statutory reserves.  LNL must maintain an A.M. Best financial strength rating of at least B++, an S&P financial strength rating of at least BBB- and a Moody’s financial strength rating of at least Baa3.  This arrangement may require LNL to place assets in trust equal to the relevant statutory reserves.  Under LLANY’s largest indemnity reinsurance arrangement, we held $2.1 billion of statutory reserves as of December 31, 2012.  LLANY must maintain an A.M. Best financial strength rating of at least B+, an S&P financial strength rating of at least BB+ and a Moody’s financial strength rating of at least Ba1, as well as maintain an RBC ratio of at least 160% or an S&P capital adequacy ratio of 100%, or the cedent may recapture the business.  Under two other LLANY arrangements, by which we established $861 million of statutory reserves, LLANY must maintain an A.M. Best financial strength rating of at least B++, an S&P financial strength rating of at least BBB- and a Moody’s financial strength rating of at least Baa3.  One of these arrangements also requires LLANY to maintain an RBC ratio of at least 185% or an S&P capital adequacy ratio of 115%.  Each of these arrangements may require LLANY to place assets in trust equal to the relevant statutory reserves.  As of December 31, 2012, LNL’s and LLANY’s RBC ratios exceeded the required ratio.  See “Item 1. Business – Financial Strength Ratings” of our 2012 Form 10-K for a description of our financial strength ratings.

If the cedent recaptured the business, LNL and LLANY would be required to release reserves and transfer assets to the cedent.  Such a recapture could adversely impact our future profits.  Alternatively, if LNL and LLANY established a security trust for the cedent, the ability to transfer assets out of the trust could be severely restricted, thus negatively impacting our liquidity.

Investments

Some of our investments are relatively illiquid and are in asset classes that have been experiencing significant market valuation fluctuations.

We hold certain investments that may lack liquidity, such as privately placed fixed maturity securities, mortgage loans, policy loans and other limited partnership interests.  These asset classes represented 22% of the carrying value of our total cash and invested assets as of December 31, 2012.

If we require significant amounts of cash on short notice in excess of normal cash requirements or are required to post or return collateral in connection with our investment portfolio, derivatives transactions or securities lending activities, we may have difficulty selling these investments in a timely manner, be forced to sell them for less than we otherwise would have been able to realize, or both.

The reported value of our relatively illiquid types of investments, our investments in the asset classes described in the paragraph above and, at times, our high quality, generally liquid asset classes, do not necessarily reflect the lowest current market price for the asset.  If we were forced to sell certain of our assets in the current market, there can be no assurance that we would be able to sell them for the prices at which we have recorded them and we might be forced to sell them at significantly lower prices.

We invest a portion of our invested assets in investment funds, many of which make private equity investments.  The amount and timing of income from such investment funds tends to be uneven as a result of the performance of the underlying investments, including private equity investments.  The timing of distributions from the funds, which depends on particular events relating to the underlying investments, as well as the funds’ schedules for making distributions and their needs for cash, can be difficult to predict.  As a result, the amount of income that we record from these investments can vary substantially from quarter to quarter.  Recent equity and credit market volatility may reduce investment income for these types of investments.

Defaults on our mortgage loans and write downs of mortgage equity may adversely affect our profitability.

Our mortgage loans face default risk and are principally collateralized by commercial properties.  The performance of our mortgage loan investments may fluctuate in the future.  In addition, some of our mortgage loan investments have balloon payment maturities.  An increase in the default rate of our mortgage loan investments could have a material adverse effect on our business, results of operations and financial condition.

Further, any geographic or sector exposure in our mortgage loans may have adverse effects on our investment portfolios and consequently on our consolidated results of operations or financial condition.  While we seek to mitigate this risk by having a broadly diversified portfolio, events or developments that have a negative effect on any particular geographic region or sector may have a greater adverse effect on the investment portfolios to the extent that the portfolios are exposed.

The difficulties faced by other financial institutions could adversely affect us.

We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks and other institutions.  Many of these transactions expose us to credit risk in the event of default of our counterparty.  In addition, with respect to secured transactions, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to it.  We also may have exposure to these financial institutions in the form of unsecured debt instruments, derivative transactions and/or equity investments.  These parties may default on their obligations to us due to bankruptcy, lack of liquidity, downturns in the economy or real estate values, operational failure, corporate governance issues or other reasons.  A further downturn in the U.S. and other economies could result in increased impairments.  There can be no assurance that any such losses or impairments to the carrying value of these assets would not materially and adversely affect our business and results of operations.

Our requirements to post collateral or make payments related to declines in market value of specified assets may adversely affect our liquidity and expose us to counterparty credit risk.

Many of our transactions with financial and other institutions, including settling futures positions, specify the circumstances under which the parties are required to post collateral.  The amount of collateral we may be required to post under these agreements may increase under certain circumstances, which could adversely affect our liquidity.  In addition, under the terms of some of our transactions, we may be required to make payments to our counterparties related to any decline in the market value of the specified assets.

Our investments are reflected within our consolidated financial statements utilizing different accounting bases, and, accordingly, there may be significant differences between cost and fair value that are not recorded in our consolidated financial statements.

Our principal investments are in fixed maturity and equity securities, mortgage loans on real estate, policy loans, short-term investments, derivative instruments, limited partnerships and other invested assets.  The carrying value of such investments is as follows:

•
Fixed maturity and equity securities are classified as AFS, except for those designated as trading securities, and are reported at their estimated fair value.  The difference between the estimated fair value and amortized cost of AFS securities (i.e., unrealized investment gains and losses) is recorded as a separate component of OCI, net of adjustments to DAC, contract holder related amounts and deferred income taxes;

•
Fixed maturity and equity securities designated as trading securities are recorded at fair value with subsequent changes in fair value recognized in realized gain (loss).  However, in certain cases, the trading securities support reinsurance arrangements.  In those cases, offsetting the changes to fair value of the trading securities are corresponding changes in the fair value of the embedded derivative liability associated with the underlying reinsurance arrangement.  In other words, the investment results for the trading securities, including gains and losses from sales, are passed directly to the reinsurers through the contractual terms of the reinsurance arrangements. These types of securities represent 60% of our trading securities;
•
Short-term investments include investments with remaining maturities of one year or less, but greater than three months, at the time of acquisition and are stated at amortized cost, which approximates fair value;

•	Also, mortgage loans on real estate are carried at unpaid principal balances, adjusted for any unamortized premiums or discounts and deferred fees or expenses, net of valuation allowances;
•	Policy loans are carried at unpaid principal balances;
•	Real estate joint ventures and other limited partnership interests are carried using the equity method of accounting; and
•
Other invested assets consist principally of derivatives with positive fair values.  Derivatives are carried at fair value with changes in fair value reflected in income from non-qualifying derivatives and derivatives in fair value hedging relationships.  Derivatives in cash flow hedging relationships are reflected as a separate component of other comprehensive income or loss.

Investments not carried at fair value on our consolidated financial statements, principally, mortgage loans, policy loans and real estate, may have fair values which are substantially higher or lower than the carrying value reflected on our consolidated financial statements.  In addition, unrealized losses are not reflected in net income unless we realize the losses by either selling the security at below amortized cost or determine that the decline in fair value is deemed to be other-than-temporary (i.e., impaired).  Each of such asset classes is regularly evaluated for impairment under the accounting guidance appropriate to the respective asset class.

Competition

Intense competition could negatively affect our ability to maintain or increase our profitability.

Our businesses are intensely competitive.  We compete based on a number of factors, including name recognition, service, the quality of investment advice, investment performance, product features, price, perceived financial strength and claims-paying and credit ratings.  Our competitors include insurers, broker-dealers, financial advisors, asset managers and other financial institutions.  A number of our business units face competitors that have greater market share, offer a broader range of products or have higher financial strength or credit ratings than we do.

In recent years, there has been substantial consolidation and convergence among companies in the financial services industry resulting in increased competition from large, well-capitalized financial services firms.  Many of these firms also have been able to increase their distribution systems through mergers or contractual arrangements.  Furthermore, larger competitors may have lower operating costs and an ability to absorb greater risk while maintaining their financial strength ratings, thereby allowing them to price their products more competitively.  We expect consolidation to continue and perhaps accelerate in the future, thereby increasing competitive pressure on us.

Our sales representatives are not captive and may sell products of our competitors.

We sell our annuity and life insurance products through independent sales representatives.  These representatives are not captive, which means they may also sell our competitors’ products.  If our competitors offer products that are more attractive than ours, or pay higher commission rates to the sales representatives than we do, these representatives may concentrate their efforts in selling our competitors’ products instead of ours.

I. PLAN OVERVIEW

The purpose of the Plan is to recognize the services provided by certain highly successful agents.

Here is a summary of the Plan’s key features (capitalized terms are defined below):

✓
Each year, you may elect to defer receipt of up to 70 percent of your Pensionable Earnings into this Plan.  Because the money you defer is contributed before the imposition of federal income taxes, your contributions to the Plan are referred to as your Pre-Tax Deferrals.  You must make your election to contribute Pensionable Earnings earned during a calendar year before January 1st of that year.  If you become a newly-contracted eligible individual during the calendar year, you must make your election to contribute Pensionable Earnings within 30 days after obtaining either a LNL AG2k contract or a LNY NYAG contract.

✓
The investment performance of your Pre-Tax Deferrals will depend upon the performance of the Investment Options that you select for the investment of your Pre-Tax Deferrals. Your Company Basic Match contributions, any Company Discretionary Match contributions, and any Special Credit(s) (together, “Company Contributions”) will be invested in the same manner.  The Investment Options available under the Plan are described in the Investment Supplement in Section K, beginning on page 33 below.

✓
Your Account balance is generally 100% vested at all times (unless you have a special arrangement with other terms), although you may forfeit Company Contributions (and any earnings attributable to Company Contributions) in cases where you are involuntarily terminated for Cause. Your Account balance is comprised of your Pre-Tax Deferrals, Company Contributions, and any earnings/(losses) due to investment performance.

✓
You may at any time, subject to applicable restrictions under the Company’s Insider Trading and Confidentiality Policy, redeem or transfer amounts credited to the LNC Stock Unit Fund into any other Investment Option or you may redeem or transfer amounts credited to any other Investment Option into the LNC Stock Unit Fund.

✓	You must elect for your Pre-Tax Deferrals to begin effective January 1st of a Plan year or within 30 days after you become eligible to participate in the Plan.

✓
You may be eligible to receive a Company Basic Match contribution on certain Pre-Tax Deferrals that you make to this Plan.  The Company Basic Match contribution is $0.50 for every dollar you contribute, up to six-percent of the Pensionable Earnings that you elect to defer (i.e., the maximum annual value of the Company Basic Match is equal to 3% of Pensionable Earnings).

✓
You may also be eligible to receive a Company Discretionary Match contribution (that may range in amount from $.01 to $1.00) on certain Pre-Tax Deferrals if we decide to make one for a particular Plan year.

✓
The investment performance of your Account will depend upon the performance of the Investment Options that you select from the Plan’s menu of available Investment Options.  Your Account will not actually be invested in those Investment Options.  Instead, the performance of the Investment Options will be used solely as a measure to calculate the value of your Plan Account, and eventual benefit.  This is sometimes referred to as “phantom” or “notional” investing.

Section 409A of the Code changed the rules for making elections to defer compensation, and for making distribution elections, generally making the rules more restrictive.  With the exception of the “haircut rule” described on page 27, all of the rules for making deferral and distribution elections described in Sections B and F apply to all non-qualified amounts accrued before and after the effective date of section 409A of the Code (January 1, 2005).  Your entire Plan benefit is subject to section 409A of the Code – there is no “grandfathering” of benefits deferred or contributed prior to January 1, 2005 – with the exception of the haircut rule, which was preserved with respect to amounts deferred or contributed on or before December 31, 2004.

The Plan is referred to as a “non-qualified” plan because it is not tax-qualified under section 401 of the Code. Unlike benefits in the “qualified” 401(k) Plan, benefits under this non-qualified Plan are not protected against our insolvency.  If we become insolvent, you would have no rights greater than our other general unsecured creditors have to our assets. As a result, your Account balance would not be guaranteed if we became insolvent.

This Prospectus supplement is intended to serve as a summary of Plan features and does not detail every possible combination of circumstances that could affect your participation in the Plan or your Account balance. The Plan Document is the legal document regarding your benefits and is the primary resource for all Plan questions.  In the event of any discrepancies between this Prospectus supplement and the legal document, the Plan Document will govern.

II. DEFINITIONS

Account.  The term “Account” refers to the separate deferred compensation account that we have established in your name.  Each Account is a bookkeeping device only, established for the sole purpose of crediting and tracking notional contributions (and any earnings/losses thereon) credited to the various Investment Options available under the Plan.  We may establish various sub-accounts within your Account for the purpose of tracking the amounts credited to the various notional Investment Options you have chosen, for tracking Pre-Tax Deferrals and Company Contribution amounts, investment earnings/losses, and for other administrative purposes.

Benefits Administrator.  The Benefits Administrator is the Plan’s fiduciary and plan administrator.   The Benefits Administrator is LNC’s Executive Vice President of Human Resources.  The Benefits Administrator is responsible for the day-to-day administration of this Plan and the authority to make administrative decisions and to interpret the Plan.

Cause.  In the context of a termination for “Cause,” and as determined by the Benefits Administrator in its sole discretion, Cause shall mean:  (1) your conviction for a felony, or other fraudulent or willful misconduct that is materially and demonstrably injurious to the business or reputation of LNC or an affiliate, or (2) the willful and continued failure to substantially perform your duties with LNC or an affiliate (other than a failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you or your manager which specifically identifies the manner in which the manager believes that you have not substantially performed your duties.

Code.  The Internal Revenue Code of 1986, as amended.

Company Basic Match.  The Company Basic Match is a “guaranteed” match made on a bi-weekly payroll basis equal to $0.50 of every dollar of Pensionable Earnings you contribute to this Plan, up to a maximum of 6% of Pensionable Earnings, to the extent such dollar cannot be contributed to the LNL 401(k) Plan due to IRS limits.

Company Contributions.  Company Contributions include any Company Basic Match contribution, Company Discretionary Match contribution, or any Special Credit we contribute to your Account.

Company Discretionary Match.  The Discretionary Match contribution is made entirely at our discretion, and in some years may not be made at all.  The amount of the Company Discretionary Match for a particular Plan year is based on pre-set performance criteria, the satisfaction of which must be approved by LNL’s Board of Directors before the Company Discretionary Match can be credited to your Account.  Even if pre-set performance criteria are met, the Board reserves the discretion not to pay a Company Discretionary Match contribution for a particular year.

Disability.  You will be considered disabled if you meet the definition of “disability” contained in the Social Security Act, or you have been receiving income replacement benefits for a period of at least three months under one of

LNL’s accident or health plans by reason of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of at least 12 months.

Earnings.  Earnings are defined as Pensionable Earnings plus commissions on contract renewals paid to you during the Plan year from the sale of LNL and LNY life insurance and annuity products while you have a contract with us.

Investment Options.  Investment Options refer to the menu of investment options available under the Plan for you to invest on a notional or “phantom” basis.  A description of each Investment Option is included in this Prospectus Supplement below.  We reserve the right to add or remove an Investment Option from the Plan at any time and from time to time.

Key Employees.  Key Employees are defined under section 416(i) of the Code (the “top heavy” rules), and would include up to 50 of the highest paid officers of LNC.  Under no circumstances may a payment under this Plan be made to a Key Employee within the first six months following the Key Employee's Separation from Service.  Although it is unlikely that a Key Employee would participate in this Plan, or have a balance credited to an Account under this Plan, a determination of whether you are a Key Employee shall be made solely in the discretion of the Benefits Administrator, and in compliance with Code section 409A and any regulations promulgated thereunder.

LNC.  LNC refers to Lincoln National Corporation.

LNL.  LNL refers to The Lincoln National Life Insurance Company.

LNL 401(k) Plan.  The LNL Agents’ 401(k) Savings Plan.

LNY.  LNY refers to Lincoln National Life and Annuity Company of New York.

Nolan.  Nolan refers to Nolan Financial Group, the Plan’s recordkeeper and third-party administrator.

Open Window Periods.  Open Window Periods generally commence on the later of (a) the second business day after our quarterly earnings release, or (b) the first business day after the quarterly investors conference and end on the fifteenth day of the last month of the quarter, unless we determine otherwise. If such fifteenth day is not a day on which trading occurs on the New York Stock Exchange, the window period shall end on the business day immediately preceding such day.

Pensionable Earnings.  Pensionable Earnings may be deferred by you into the Plan, subject to certain limits, as described in Section B, below.  Pensionable Earnings are defined as gross first year life insurance commissions plus gross first year annuity commissions paid to you during the Plan year from the sale of LNL or LNY products while you have a contract with us.  By “gross” we mean before taxes and any deferrals into the LNL 401(k) Plan that you may elect.  Pensionable Earnings do not include commissions on contract renewals.

Pre-Tax Deferrals.  Pre-tax Deferrals are the amount of Pensionable Earnings that you have elected to contribute to this Plan in accordance with the enrollment and/or election procedures established by the Benefits Administrator.

Separation from Service.  The Benefits Administrator shall determine whether you have experienced a Separation from Service from LNC and its affiliates; such determination will be consistent with the definition of “separation from service” provided in Code section 409A and in any regulations promulgated thereunder.

Special Credit.  We may credit your Account with a special credit at any time during a Plan year.  Special Credits may have special forfeiture, vesting, or other restrictions or conditions associated with them, as determined by the Benefits Administrator.

Stock Units.  Stock Units refers to “phantom” units of the LNC common stock fund offered to participants in the LNL 401(k) Plan.  You may direct Nolan to contribute all or a portion of your Pre-Tax Deferrals and Company Contributions into the Plan’s Stock Unit Fund.

Units.  Units means “phantom” or hypothetical shares of the Investment Options available under this Plan, excluding the Stock Units.  Units will be notionally credited to your Account pursuant to your investment directions on file with Nolan.

III.           PLAN DESCRIPTION

A.           Eligibility & Participation

This Plan is being offered to select sales agents of LNL and its affiliates.  You will be eligible to participate in the Plan if your Earnings during the prior calendar year were at least $100,000, and you are classified as a full-time life insurance salesperson under the Federal Insurance Contributions Act.  You must have also entered into an AG2K contract with LNL or a NYAG contract with LNY.

District Agency Network Agents (“DANs”) and Agency Building General Agency Agents (“ABGAs”) are not eligible to participate in this Plan.

If you are an individual who has entered into a contract during the current calendar year, you are eligible to participate in the Plan provided that you have at least $100,000 in verifiable first year and renewal commissions relating to the sale of any LNL or LNY products as well as similar products from other life insurance companies doing business in the U.S. for the most recent trailing 12-month period prior to obtaining a valid LNL AG2k contract or valid LNY NYAG contract.  Verification of commissions from other life insurance companies doing business in the U.S., other than LNL or LNY, will be determined at the discretion of the Vice President of Finance or the Head of Advisor & Acquisition Strategies of the Lincoln Financial Network.

B.           Deferral Provisions – Your Contributions to the Plan

You will not be eligible to make a deferral for a Plan year if you do not meet the eligibility requirements described in Section A above.

If you are eligible to participate, you may commence participation by making an irrevocable election to defer up to 70% of your Pensionable Earnings into this Plan, such election to become effective beginning on January 1st of the next calendar year.

If you become a newly-contracted individual during the calendar year, your election must be made within 30 days after you enter into a valid LNL AG2k contract or a valid LNY NYAG contract.

You may make a valid election by complying with the administrative procedures governing elections established from time to time by the Benefits Administrator.  You must make your election within the time frame established by the Benefits Administrator, but in no event later than December 31st of the year prior to the year in which your Pensionable Earnings are earned.

You are not required to defer any part of your Pensionable Earnings into this Plan; however, if you do not elect to defer at least 6% of your Pensionable Earnings, you may not receive the full amount of Company Basic Match and any Company Discretionary Match contribution that you would otherwise be eligible to receive.

C.           Company Contributions to the Plan

General.   Any amount of Pensionable Earnings that you defer into the Plan (“Pre-Tax Deferrals”) after you have earned the threshold amount in Earnings (Pensionable Earnings plus commissions on contract renewals for life insurance and annuity products written by you for LNL and LNY) will be eligible for Company Basic and any Company

Discretionary Matches.  The threshold amount is the IRS annual compensation limit, which is $255,000 for 2013.  While your deferrals in the LNL 401(k) Plan may be matched until you have reached the IRS annual compensation limit ($255,000 for 2013), your Pre-Tax Deferrals in this Plan will be matched only after your Earnings exceed the threshold amount.  In other words, you will not receive any match under this Plan before your Earnings have exceeded the IRS annual compensation limit.  Your deferrals in the LNL 401(k) Plan will NOT be matched under that plan once you have reached the IRS annual compensation limit ($255,000 for 2013).

Company Basic Match.  You will be eligible to receive a Company Basic Match contribution on certain Pre-Tax Deferrals that you make to this Plan.  The Company Basic Match is $0.50 for every dollar you contribute that is above the threshold amount, up to six-percent of the Pensionable Earnings that you elect to defer.  Thus, the maximum annual value of the Company Basic Match is equal to 3% of Pensionable Earnings.

Example:  Agent Jones elects to defer 7% of his Pensionable Earnings into the Plan during 2013.  His Earnings exceeded the $255,000 threshold amount on February 2, 2013.  His Company Basic Match will be determined as follows:

Cycle Date	(A) Gross Earnings YTD	(B) Threshold	(C) Difference (A) – (B)	1st year commissions portion of (C) (Pensionable Earnings)	Deferral %	Deferral Amount	Basic Company Match (3% of Pensionable Earnings)
2/08/2013	$258,500.46	$255,000	$3,500.46	$3,500.46	7%	$245.03	$105.01
2/15/2013				4,974.80	7%	348.24	149.24
2/22/2013				3,803.29	7%	266.23	114.10
3/01/2013				208.18	7%	14.57	6.25

Your Company Basic Match contributions will be invested in accordance with the investment directions you have provided to Nolan with respect to the deferral of your Pensionable Earnings (your Pre-Tax Deferrals).

Company Discretionary Match.  Any Company Discretionary Match contribution that we decide to make will be invested in accordance with the investment instructions you have provided to Nolan.  The Company Discretionary Match will be credited to your Account as soon as administratively feasible after LNL’s Board of Directors approves the Company Discretionary Match (typically in late March or early April).  The Company Discretionary Match may range in amount from $ .01 to $1.00.

Failure to elect to defer at least 6% of your Pensionable Earnings directly into this Plan could result in you not receiving the full amount of Company Basic Match and any Company Discretionary Match contributions that you would otherwise have been entitled to receive.

Special Credits.  In addition to the Company Basic Match and Company Discretionary Match contributions described above, we may credit your Account with a special credit for any calendar year.  Special Credits may have a vesting schedule, or such other terms as determined by the Benefits Administrator. Special Credits should not be confused with the Company’s Basic Match or Discretionary Match contributions.

Agents contracted with LNY.  New York Insurance Law 4228 imposes limitations on the amount of compensation that agents and brokers may receive with respect to individual life insurance policies and annuity contracts.  Certain “security benefits” are excluded in the computation of those limits.  Specifically, for non-qualified plans, “security benefits” is defined as “a benefit that does not permit an agent to obtain a cash payment other than at the time of death, permanent and total disability, or retirement.  New York issued “Circular Letter No. 8 (2008)” defining “retirement” within the context of this regulation as follows:

“The earliest date on which the agent’s age is at least 55 and the sum of the agent’s age and years of service with the insurer is at least 70.”

Lincoln Life & Annuity Company Segregated Account.  Lincoln considers Company Contributions to the Plan that are made with respect to deferrals of commissions received in connection with the sale of LNY products to be security benefits and not subject to the compensation limits imposed.  Specifically, any Company Basic Match, Company Discretionary Match, or Special Credit contributions, as described in this Section C , which are made with respect to such deferrals are considered security benefits under this NY Insurance Law.  To that end, we must insure that distribution of those security benefits does not occur until the agent has met the age and years of service requirements (at least age 55 and the sum of agent’s age and years of service with insurer is at least 70).

Beginning January 1, 2008 all Company Basic Match, Company Discretionary Match, and Special Credits that are security benefits will be credited to a segregated “LNY Account” with special rules and restrictions.

Amounts credited to the LNY Account will be held until the earliest date on which the above age and years of service requirement are met.  On the first day of the month following that occurrence, all accumulated contributions within the LNY Account will be valued and distributed to you as soon as practicable – usually within six (6) weeks but in no event later than 90 days following the valuation date.  Any further LNY contributions for that year or subsequent years will be distributed as directed by you---no LNY Account segregation will be required in subsequent years.

If you have any questions about the administration of the Plan, please contact the Nolan Financial Group at 888-907-8633.

D.           Vesting

Subject to your involuntary termination for Cause, you are immediately vested in all the amounts credited to your Plan Account, unless you have a special arrangement with other terms.  Thus, your Pre-Tax Deferrals, Company Basic Match contributions, any Company Discretionary Match contributions, and/or any Special Credits described above (unless the terms of the Special Credit specify otherwise) are all 100% vested and non-forfeitable when made.

E.           Choosing a Beneficiary

When you first enroll in the Plan you will be asked to designate a beneficiary (a person or an entity such as a trust who will be entitled to receive the value of your Account if you die before distribution).  You may name anyone you wish as your beneficiary.

You may, if you wish, name more than one person as beneficiary.  If you name more than one person, however, you should specify the percentage you wish paid to those persons.  Otherwise, the beneficiaries will share your Account value equally.

If you do not have a beneficiary designation on file, or if your beneficiary dies before you and you have not named a contingent beneficiary, the value of your Account will be payable to (i) your spouse, (ii) if no spouse, to your child or children (with the share of any deceased child distributed among descendants of that child); (iii), if none of the above, to your parents in equal shares or the entire amount to your surviving parent; (iv) if none of the above, to your sibling(s); and (v) if none of the above, to the executor or administrator of your estate.

At any time you may change your beneficiary by filing a new designation of beneficiary form.  A Beneficiary Designation Form can be obtained by contacting the Nolan Financial Group at:  888-907-8633.  The change will be effective on the date that you submit the form.  You must mail or fax the form to Nolan—this form cannot be submitted electronically.

F.           Distributions and Taxes

Distributable Events.  Distributions from this Plan are permitted only upon the occurrence of the following events:

♦	The distribution date designated at the time of your deferral by electing a “Flexible Distribution Year Account”;
♦
For Company Contributions made as matching contributions to deferrals attributable to all products sold through the Lincoln Life & Annuity Company of New York, thirteen (13) months after the earliest date on which you have attained age 55 or older, and your age and years of service with LNL or its affiliates combined is equal to the number “70” (for example, age 55 with fifteen (15) years of service with LNL or its affiliates, or age 59 with eleven (11) years of service, etc.);

♦	The Plan’s default distribution date (if you failed to make a valid “Flexible Distribution Year Account” election) - February 5th of the calendar year in which your 65th birthday occurs;
♦	Death; or
♦	A qualifying financial hardship.

You may not take a loan against the balance credited to your Account.

You may not accelerate the receipt of any assets that are deferred or contributed to your Account on or after January 1, 2005 (or any earnings allocable to such amounts).  This includes an acceleration of a distribution by forfeiting a portion of your Account as a penalty (known as a “haircut”).  For amounts deferred or contributed to your Plan accounts prior to January 1, 2005 (“grandfathered amounts”) you will still be permitted to accelerate the distribution of your accounts by taking a “haircut.”

You may, however, elect to delay or “re-defer” the distribution of your Account beyond a previously selected distribution date, subject to certain restrictions as described in more detail in “Secondary Elections” below.

Distributable Events for the Segregated LNY Account.   Except as described in Section C above or in accordance with the following exceptions, no distributions will be made directly from the segregated LNY Account.  Distributions for the following events will be made in the form of a lump sum.

•	Death

•
Under the “Qualifying Financial Hardship” provision of the Plan, but only if such hardship is caused by your “Permanent and Total Disability” as defined under Section 4228(b)(24) of the New York Insurance Law.  Please note that you must meet the Plan’s stringent requirements for a Qualifying Financial Hardship as defined under Code section 409A.

Termination Accounts—Default Distribution Date.  Prior to 2008, you were allowed to defer Pre-Tax Deferrals (and any related Company Contributions) into a “Termination Account,” to be paid out upon the termination of your AG2K contract with LNL or LNY.  However, in order to comply with changes to the tax rules made by Code section 409A, we solicited elections from you during the special 409A election period from August 14, 2007 to October 5, 2007, requesting that you designate a “Flexible Distribution Year” for your Termination Account assets.  A Flexible Distribution Year Account can be any calendar year beginning in 2009— it was not necessary for the year to end in a “0” or “5”.   If you did not make an election by the deadline of October 5, 2007, any assets credited to your Termination Account will be paid to you on the Plan’s Default Distribution Date. The Default Distribution Date for converted Termination Accounts is February 5th of the calendar year in which your 65th birthday occurs.  However, if your 65th birthday occurred before January 1, 2009, your Termination Account was paid to you on February 5, 2009.  Your Account will be valued as of the close of business on February 5th or on the last business day preceding February 5th of the applicable calendar year.  Current Distribution Year Accounts were not affected by this change. Further, agents with Termination Accounts who terminated contracts between August 14, 2007 and October 5, 2007 and who did not make a special 409A election during this period had their Termination Account assets paid out under the prior rules.  They were not subject to the Default Distribution Date rules.

Termination Accounts -- Default Distribution Form.  If you did not elect an alternative form of distribution for your Termination Account during the special 409A election period from August 14, 2007 to October 5, 2007, your converted Termination Account will be paid to you in a lump sum distribution.  Amounts credited to your non-Stock Unit Fund investment sub-accounts will be paid to you in cash lump sum distribution on your Distribution Date (either the year indicated by your elected Flexible Distribution Year Account, or your Default Distribution Date, as described above).  You will receive amounts credited to your Stock Unit Fund investment sub-account in shares of LNC common stock in a lump sum (with fractional shares in cash) on your Distribution Date as well.

Flexible Distribution Year Accounts.  Beginning in the 2008 Plan year, you can elect to defer your Pre-Tax Deferrals into a Flexible Distribution Year Account that you designate at the time you elect to defer amounts into the Plan.  Flexible Distribution Year Accounts may be any calendar year--it is not necessary for the year to end in a “0” or “5”.  You must make this irrevocable election at the time of your deferral on your Distribution Election Form. In general, you must designate Flexible Distribution Year Accounts that are later than the calendar year immediately following the calendar year in which you make your Pre-Tax Deferral election.

Any Company Contributions made during a year will automatically be contributed to the Flexible Distribution Year Account or Distribution Year Account (as described below) that you have designated for that year’s Pre-Tax Deferrals.  Special Credits, if any, will be contributed to the Flexible Distribution Year Account or Distribution Year Account designated by the Benefits Administrator in his sole discretion.

You may have up to three (3) different Accounts at one time: any combination of three (3) Distribution Year Accounts (elected prior to 2007 Plan year), and Flexible Distribution Year Accounts.

Distribution Year Accounts.  Beginning in the 2007 annual enrollment period (pertaining to the 2008 Plan year),  Distribution Year Accounts were replaced by Flexible Distribution Year Accounts.  Prior to that, you could have elected to defer your Pre-Tax Deferrals into any one of the following pre-established Distribution Year Accounts: the year 2010 Account, 2015 Account, or 2020 Account – or any fifth year afterwards.  You were not permitted to designate a Distribution Year Account that was earlier than the calendar year immediately following the calendar year in which you made your Pre-Tax Deferral election. You were required to make this irrevocable election at the time of your deferral on your Distribution Election Form.

Distribution Year Accounts elected prior to 2008 Plan year will not be affected by these changes, but going forward, you will elect to make Pre-Tax Deferrals into Flexible Distribution Year Accounts.

Any Company Contributions made during a year will automatically be contributed to the Flexible Distribution Year Account(s) or Distribution Year Account(s) that you have designated for that year’s Pre-Tax Deferrals; or, in the case of a Special Credit, to a Flexible Distribution Year Account or Distribution Year Account designated by the Benefits Administrator in his sole discretion.

You may have up to three (3) different Accounts at one time: any combination of three (3) Distribution Year Accounts (elected prior to 2007 Plan year), and Flexible Distribution Year Accounts.

Distribution Year Accounts – Default Distribution Form.   If you participated in the Plan prior to the 2008 Plan year, you may or may not have made an election regarding the form in which you wanted your Distribution Year Account distributed to you (e.g., lump sum or annual installments).  In fact, you may have made separate elections for your pre-2005 and 2005 contributions.  Regardless of any of your prior elections, you were required to make an election by October 5, 2007 regarding the form of distribution for any existing Distribution Year Accounts.  You were required to make a new election as to the form of distribution for your Distribution Year Account, even if you had already made an election.  If you did not make a distribution form election by the deadline of October 5, 2007—any assets credited to your existing Distribution Year Account(s) will be paid to you in the Default Distribution Form—a lump sum.

Flexible Distribution Year & Distribution Year Accounts – Valuation and Distribution Dates.  Any Pre-Tax Deferrals, plus any Company Contributions made with respect to such deferrals, plus investment earnings/losses allocable to such amounts, will be valued as of the close of business on February 5th or on the last business day prior to February 5th of the specified distribution year.  For example, if you have a 2013 Distribution Year Account, your valuation date will be February 5, 2013.  Or, if you have a 2017 Flexible Distribution Year Account, your account will be valued as of February 5, 2017.  Payment will made to you as soon as administratively practicable after the valuation date, but in no event later than 90 days after the valuation date.  If you have elected to make Pre-Tax Deferrals and related Company Contributions to a pre-established Flexible Distribution Year Account or Distribution Year Account with a date later than the date of your Separation from Service or the date on which your AG2k contract with LNL or your NYAG contract with LNY terminates, distribution of the assets credited to such Account will start in the year specified by your Account designation—not earlier or later.

Special Rule for Company Contributions Made with respect to the Sale of NY Products.  For Company Contributions made as matching contributions to deferrals attributable to all products sold through LNY, the default distribution date is thirteen (13) months after the earliest date on which you have attained age 55 or older, and your age and years of service with LNL or an affiliate combined is equal to the number “70” (for example, age 55 with fifteen (15) years of service with LNC, or age 59 with 11 years of service).  These LNY product related Company Contributions will be paid to you in a lump sum.

Alternative Distribution Forms.   If you do not wish to receive your Flexible Distribution Year Account or Distribution Year Account in a lump sum payment (the default distribution form), you must elect one of the following alternative payment options in either an “Initial Election” or a “Secondary Election,” as described below.  The alternative distribution forms available to you are:

•	Five-year installment payments
•	Ten-year installment payments
•	Fifteen-year installment payments
•	Twenty-year installment payments

If you choose five-year installment payments, you will receive 1/5 of your total Account balance the first year, 1/4 of the remaining Account balance the second year, 1/3 of the remaining Account balance the third year, 1/2 of the remaining Account balance the fourth year and all of the remaining balance the final year.

Initial Elections.  Beginning with the 2007 annual enrollment period (pertaining to the 2008 Plan year), you will be required to elect a Flexible Distribution Year Account, and the distribution form for such Account, by completing a deferral election form at the time of your deferral.  This will constitute your “Initial Election” under the Plan.  If you made a Flexible Year Distribution Account election for an existing Termination Account, or an election regarding the distribution form for amounts credited to an existing Distribution Year Account during the special 409A election period from August 14, 2007 to October 5, 2007, this also constituted an Initial Election under the Plan.  Finally, if you had an existing Termination Account and you did not make a Flexible Distribution Year Account election during the special 409A election period, or you did not make a distribution form election for your existing Distribution Year Account, your Account became subject to Plan’s Default Distribution Date and Default Distribution Form rules.  In this case, the default will be deemed your Initial Election.

If you are a new participant, or you are electing a new Flexible Distribution Year Account, you will be required to make a valid “Initial Election” when you complete your deferral election form.  You can do this by indicating the desired Flexible Distribution Year Account as well as the distribution form for such Account.

Secondary Elections.  Under any of the above scenarios, you will have just one additional opportunity, or “Secondary Election,” to delay your payment date by a minimum of five (5) years.  Your Secondary Election is not effective for one year—it becomes effective on the 366th day following your election.  If you choose to make a Secondary Election, you will need to make it at least 366 days prior to the date on which your Account would have been paid under your Initial Election.  At this time you may also elect to change the distribution form—from a lump sum to installments or vice-versa—with a mandatory minimum five (5) year delay.

Example One:  Sue had a 2014 Flexible Distribution Year Account and her contract with LFG will end in 2014.  Sue’s Initial Election was to have her Account distributed as a lump sum payment.  Through a Secondary Election, Sue can choose to delay her payment by five (5) years to 2019 and change her form of payment distribution from lump sum to 5 annual installments.  Sue will need to submit her Secondary Election at least 366 days prior to the original date in which the account is scheduled to be valued for payment – i.e., election must be made by February 5, 2013.  If Sue does nothing, her Plan Account will be valued on February 5, 2014 and paid to her in a single lump sum within six (6) weeks after that date.

Example Two:  Glenn had a 2013 Flexible Distribution Year Account and his contract with LFG ended in 2009.  Glenn made an Initial Election to have his account distributed as installments over twenty years.  Although Glenn’s contract ended in 2009, his account will still be paid starting in 2013.  The first installment will be valued on February 5, 2013 and paid to him within six (6) weeks of that date.  The second and all remaining installments will also be valued on February 5th each subsequent year and paid to him within six (6) weeks after those dates.

Example Three:  Ron, who intends to end his contract in 2014, has a 2013 Flexible Distribution Year Account and made an Initial Election to have his account paid as a lump sum.  If Ron does nothing, his account will be valued on February 5, 2013 and paid as a lump sum to him within six (6) weeks of that date.  If Ron decides he would prefer his payment distribution to be in 5 annual installments instead of a lump sum, he must submit a Secondary Election form at least 366 days prior to the original date in which the account is scheduled to be valued for payment – i.e., election must be made by February 5, 2012.  His Secondary Election will allow him to change his payment distribution from lump sum to five annual installments; however, because this is his Secondary Election, his distribution will also be delayed by a minimum of five (5) years to 2017.  If Ron makes a valid Secondary Election to change his payment form to five annual installments starting in 2017; his Secondary Election is irrevocable and he will not have any additional opportunities to change his elections.  Ron’s first installment from his 2017 Flexible Distribution Year Account will be valued on February 5, 2017 and paid to him within six (6) weeks of his valuation date.  The second and all remaining installments will also be valued on February 5th each subsequent year and paid to him within six (6) weeks after those dates.

Example Four:  Emily plans to retire from LFG in 2020 at age 65 and has a 2025 Distribution Year Account with an Initial Election designating a payment form of ten annual installments.  Due to an unforeseen illness, Emily will be leaving LFG in 2015 and is wondering if she can have quicker access to her account.  Through a Secondary Election she will have the option to change her distribution from installments to a lump sum payment; however, she must defer the payment of her Distribution Year Account by a minimum of five (5) years to 2030.  She would also need to make such an election at least 366 days prior to the original date in which the account is scheduled to be valued for payment – i.e., election must be made by February 4, 2024.  If Emily does nothing, her Plan Account will be paid to her starting in 2025 as ten annual installments based on her Initial Election.  Her first payment will be valued on February 5, 2025, and paid within six (6) weeks of that date.  The second and all remaining installments will also be valued on February 5th each subsequent year and paid to her within six (6) weeks of that date.  (Note that Emily may not use her Secondary Election to accelerate payment of her account from 2025 to 2020).

Upon Death.  In the event of your death prior to the commencement of the distribution of your Account(s), your beneficiary will receive a lump sum payment that will be paid as soon as possible after your death (but in no event later than 90 days after the date of your death), regardless of any distribution form election that you may have made.  Your Account(s) will be valued as of the date of your death for distribution to your beneficiary(ies).

In the event of your death after the distribution of your Account(s) (per your election of an “Alternative Distribution Form”—as described above) has commenced, but prior to the complete distribution of your Account balance(s) to you, your remaining Account balance(s) will continue to be paid to your beneficiary(ies) in accordance with your elected distribution option.  In the event of your beneficiary’s death prior to full payment of your account to your beneficiary, your remaining Account balance will be paid in a lump sum to you beneficiary’s estate within 90 days after your beneficiary’s death.

Upon a Qualifying Financial Hardship.  In the event of a qualifying financial hardship, the Benefits Administrator will direct that you be paid from your Account balance an amount in cash sufficient to meet the financial hardship.  Assets from your non-Stock Unit Fund sub-account will be used first.  In the event that the amount needed to satisfy the hardship is greater than the value of your non-Stock Unit Fund sub-account, the balance of your hardship distribution will be paid to you in shares of LNC common stock.  Hardship distributions will be permitted only if you are faced with an unforeseeable financial emergency, defined as “severe hardship to the participant resulting from a sudden and unexpected illness or accident of the participant or a dependent of the participant, loss of the participant’s property due to casualty or other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant.”  The Benefits Administrator determines if the hardship qualifies under the appropriate standards.  Please note that it is very rare that a hardship meets these stringent criteria.

Taxes.  Distributions under this Plan are taxable as ordinary income in the year that you receive them.  Income taxes will be withheld, if required, in accordance with federal, state and local income tax laws.  Because of the nature of this Plan (non-qualified), you cannot “roll over” distributions from this Plan into a qualified plan such as your IRA or another employer’s savings plan.

If your distribution includes LNC common stock and you do not have a cash distribution large enough for the tax withholding, shares of stock scheduled for distribution will be sold to satisfy the tax withholding requirement, or your non-Stock Unit Fund sub-account(s) will be debited to pay the necessary taxes, at the discretion of the Benefits Administrator.

Cash Out of Small Account Balances.   If as of any valuation date, the sum of your Account(s) under this Plan, aggregated with the sum of your accounts under any other account plans or programs sponsored by us that are subject to Code section 409A, is less than the applicable dollar limit under Code section 402(g)(1)(B) in effect for the calendar year ($17,500 for 2013) you will be paid an immediate cash lump sum in all circumstances.  For example, if your Account balance is $30,000 and you elect five annual installments and the sum of your Account balance after the third installment is $12,000, you will receive a total distribution in that year and no further installments.

G.           Other Important Facts about the Plan

Lincoln National Corporation Securities.   This Prospectus Supplement covers $10 million of Deferred Compensation Obligations registered under this Plan.  The Deferred Compensation Obligations represent our obligations to pay deferred compensation amounts in the future to Plan participants (similar to the repayment of a debt).  Compensation deferred for a participant under the Plan is notionally credited to various Investment Options (phantom investments) selected by the Benefits Administrator that are used to value the Plan Account we establish for the participant.  Each Account is credited with earnings, gains, and losses based on these notional investment measures.

The Deferred Compensation Obligations are our unsecured and unsubordinated general obligations and rank pari passu with our other unsecured and unsubordinated indebtedness.  The Deferred Compensation Obligations are not convertible into any other security except that Account balances treated as invested in our common stock are distributed in shares of our common stock.

For information regarding distributions from the Plan, see “F.  Distribution and Taxes” above.

Unfunded Status.  This Plan is a non-qualified and unfunded benefit plan.  Unlike a qualified retirement plan, which is subject to strict funding requirements under ERISA and the Code, your Account balance is not held in trust and is therefore not protected against the claims of our general creditors in the case of our insolvency.  In the event of insolvency, the rights of any participant in the Plan (as well as the rights of his or her beneficiary or estate) to claim amounts under the Plan are solely those of an unsecured general creditor of LNC.  No trustee has been appointed to take action with respect to the Deferred Compensation Obligations.  You, and each other participant in the Plan will be responsible for enforcing your own rights with respect to the Deferred Compensation Obligations.  We may establish a “rabbi,” or grantor trust to serve as a source of funds from which we can satisfy the obligations.  If a grantor trust is established, it will not change the unfunded status of the Plan--you will continue to have no rights to any assets held by the grantor trust, except as our general creditors.  Assets of any grantor or rabbi trust will at all times be subject to the claims of our general creditors.

Amendment & Termination of the Plan.  We have the ability to amend the Plan prospectively at any time.  We also have the ability to terminate the Plan provided that you and other participants and beneficiaries receive advance notice.

No Assignment of Interests.   Your interests in this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a participant or his or her Beneficiary(ies), will be null and void.   Prior to the time that your Account is distributed to you, you have no rights by way of anticipation or otherwise to assign or dispose of any interest(s) under the Plan.

Plan Administrator & Plan Fiduciary.  The Plan administrator and fiduciary for this Plan is the Benefits Administrator.   The Benefits Administrator shall have complete authority to take any such actions that he believes are necessary or desirable for the proper administration and operation of this Plan.  The Benefits Administrator has authority for the day-to-day operation of the Plan, and the authority to make administrative determinations and interpret the Plan (with the advice of counsel as necessary, desirable, or appropriate).

If you disagree with any decision, action or interpretation of this Plan, you may submit in writing a full description of the disagreement to the Benefits Administrator.  Subject only to review by the Board of Directors of LNL, the decision of the Benefits Administrator in reference to any disagreement shall be final, binding, and conclusive on all parties.

As of the date of this Prospectus Supplement, any correspondence to the Benefits Administrator can be sent to:

George Murphy, SVP Employee Experience and Services
Lincoln National Corporation
150 N. Radnor Chester Road
Radnor, PA  19087-5238

H.           Participant Communications

You will receive quarterly statements that will show any activity in your Account during the past calendar quarter (your “Participant Activity Statement”), including any contributions, and dividends credited to your Account.  You will also receive a “Participant Benefit Statement” showing the opening and closing balances for your Account for each calendar quarter, broken down or itemized for each Investment Option or fund, and any deferrals or contributions, transfers, distributions or other adjustments that may have taken place during the period.  This Statement will also include your investment results for that quarter, also broken down or itemized for each Investment Option or fund.

I.           Investment Elections

Investment Directions.  You will have the opportunity to make an investment election directing the investment of your various Flexible Distribution Year Accounts into which you have allocated your deferrals and Company Contributions.  If you are deferring Pensionable Earnings into an existing Account, your old investment directions will remain in place until you change them.

Any Company Contributions credited to your Account(s) will be invested in the same manner that you selected for your Pensionable Earnings.  You must make a separate investment election for any other special accounts you may have.  You are limited to one investment election per Account.  So, for example, if you choose to direct all your

Pensionable Earnings into the same distribution Account (e.g., Termination Account or 2015 Account), only one investment election will drive the allocation of those contributions.

Nolan will deem any investment direction(s) given to them to be continuing directions until you affirmatively change them.  Any changes to your current investment directions, or transfers permitted among Investment Options, will be effective on the date the transaction is approved and processed by Nolan.

Default Investment Direction.  A failure to make an investment election for a distribution account will result in amounts credited to that account being invested in the Plan’s default investment option.  The default investment option for the Plan is the same as the Qualified Default Investment Alternative (“QDIA”) designated for the LNL 401(k) Plan.  Currently, the QDIA is the Delaware Foundation® Moderate Allocation Fund.

Effective June 15, 2013, the default investment option for the Plan will change to the SSgA Target Retirement Fund (a target-date fund) that most closely matches the year you attain age 65.

Subject to Change.  LNC reserves the right to eliminate or change the Investment Options offered under the Plan at any time.  LNC is under no obligation to offer any particular investment option or to effectuate a selection by you.  Any investment election by you shall be treated as a mere expression of investment preference on your part.

J.           Trading Restrictions & Other Limitations

You may, subject to applicable restrictions under the Company’s Insider Trading and Confidentiality Policy, transfer amounts credited to the LNC Stock Unit Fund into any other Investment Option as well as transfer amounts credited to your non-LNC Stock Unit Fund Investment Options into the LNC Stock Unit Fund.  In addition, you may make new elections to increase your contributions into the LNC Stock Unit Fund, subject to certain trading restrictions described below, and in the “Insider Trading and Confidentiality Policy” available to you on LNC’s intranet website at the following address:

http://inside.lfg.com/lfg/DOCS/pdf/coc/plc/InsiderTradingPolicy.pdf

Transfers from the Lincoln Stable Value account are not restricted in the same way as they are in the qualified savings plan (transfers out of the Lincoln Stable Value Account are subject to a “90-Day Equity Wash” requirement, as explained in the Investment Supplement for that plan).  However, if you were a participant in the CIGNA deferred compensation plan and made deferrals into the guaranteed fund investment option under that plan prior to 1996, those assets were credited to a special CIGNA guaranteed fund account under the Plan (the “CIGNA Account”).  You will not be permitted to transfer amounts credited to a CIGNA Account into any other Plan Investment Option.

In order to prevent market timing, excessive trading, and similar abuses, the managers of the various Investment Options may impose additional trading restrictions or redemption fees triggered by certain kinds of trades or trading activities.  The same or similar trading restrictions may be applied to your notional investments in this Plan, if, in the sole discretion of the Benefits Administrator (the Plan administrator and fiduciary), your pattern of investment is considered abusive. For mutual fund investment options, please see the relevant prospectus for information on trading restrictions or applicable redemption fees.  For collective investment trust options, please consult the relevant Declaration of Trust and Fund Facts statements for such information.  These documents are available on Lincoln Alliance’s web site at: www.LincolnFinancial.com, or by requesting them through the Call Center: 800-234-3500.  Neither the Lincoln Stable Value Account investment option nor the LNC Stock Unit Fund is subject to any market timing or excessive trading restrictions or redemption fees.

K.           The Investment Supplement – Summary Information on the Investment Options

In General.  For recordkeeping purposes, you will have an Account established in your name.  In addition, separate investment sub-account(s) may be established within your Account, one for each Investment Option that you select, including one for “phantom” units representing the LNC Stock Fund (your “Stock Unit” sub-account).  Please note, that your “investment” in the various Investment Options offered under the Plan is notional only.  The investments are

“phantom” investments, and your Account(s) earnings/losses are based on “phantom” performance.  That is, your money will not actually be invested in the Investment Options you select.  However, the Plan record keeper will track investment performance as if contributions were actually invested in the Investment Options that you selected.  All contributions (yours and LNC’s), and any notional or “phantom” earnings on those contributions, will remain assets of LNC until the time distributed to you.  LNC reserves the right to change the Investment Options offered in the future.

Types of Investment Options.  The Plan’s Investment Options include the LNC Stock Unit Fund, a variety of mutual funds and bank collective investment trusts, and a stable value option—the Lincoln Stable Value Account.

Collective Investment Trusts.  A collective investment trust or “CIT” is an investment fund that is similar to a mutual fund in that it invests in stocks, bonds, and other investments.  However, CITs are exempt from registration with the Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940 (the “1940 Act”) and are therefore not subject to the same fees, expenses and regulatory requirements—or regulatory protections—as mutual funds.  Collective investment trusts may only hold the assets of qualified retirement and government plans, including 401(k) plans, Taft-Hartley plans, profit sharing and cash balance plans, and governmental 457 plans.  An investor in a CIT holds a “unit” of the trust.  This investment is neither insured nor guaranteed by the Federal Deposit Insurance Corporation or any other government agency, or entitled to the protections of the 1940 Act.

In addition to the quoted net expense ratios, other expenses, including legal, auditing, custody service and tax form preparation, investment and reinvestment expenses may apply with respect to your CIT investment.  The Delaware CITs offered by the Plan are maintained by SEI Trust Company and the MFS International Growth Fund CIT is maintained by MFS Heritage Trust Company.  The SSgA CITs offered by the Plan are maintained by the State Street Bank and Trust Company.

Participation or investment in a CIT is governed by the terms of the trust and participation materials.  An investor should carefully consider the investment objectives, risks and charges and expenses of the CIT before investing.  The Declaration of Trust for the CITs and the Fund Facts for each CIT contains this and other important information and should be read carefully before investing or sending money. For Declaration of Trust and Fund Facts, please contact the Nolan Financial Group at 888 907-8633, or visit its website at: www.NolanLink.com.

Mutual Funds.   Mutual funds invest in stocks and bonds and other investments and are registered with the SEC as an investment company under the 1940 Act.  Investors in a mutual fund are “shareholders” in a fund with all of the rights and protections provided by the 1940 Act.  With respect to a mutual fund investment option, an investor should carefully consider the investment objectives, risks, charges and expenses of the investment company before investing.  The prospectus for the mutual fund contains this and other important information and should be read carefully before investing or sending money.  For prospectuses, please contact the Nolan Financial Group at 888-907-8633, or visit its web site at: www.NolanLink.com.

Insurance Products.  The Lincoln Stable Value Fund is a fixed annuity issued by The Lincoln National Life Insurance Company, Fort Wayne, IN, 46802, on Form 28866-SV and state variations thereof. Guarantees are based upon the claims-paying ability of the issuer.  Contributions received in any quarter will earn interest at the portfolio rate in effect for the quarter, with a minimum guaranteed interest rate.

Company Securities.  The primary purpose of the LNC Stock Unit Fund is to allow you to invest in the securities of Lincoln National Corporation.  The LNC Stock Unit Fund is a unitized fund.  A unit of the fund represents a pro-rata portion of all of the securities (shares of LNC common stock) held by the fund, as well as a pro-rata portion of any cash or money market investment held by the Fund for liquidity purposes.  The cash or money market units are used to execute daily transactions, thus avoiding the need for the manager to sell shares of stock on the open market and wait to receive the cash proceeds from the sale to satisfy a participants’ transfer or redemption transaction.  The value of a unit of the LNC Stock Unit Fund is calculated each day by dividing the current value of all LNC common stock in the LNC Stock Fund invested in by participants of the LNL 401(k) Plan, plus any cash or money market investment, by the total number of units allocated to participant investors.  Currently, this Fund holds units of a money market account rather than actual cash to satisfy liquidity needs.

For more information about the Company, including information about the risks associated with an investment in the Company, see the sections below entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 52.

Self-Directed Brokerage Account.  We do not offer a self-directed brokerage account as an investment option under the Plan.

Deferred Compensation Obligations. This Investment Supplement covers Deferred Compensation Obligations registered under this Plan.  The Deferred Compensation Obligations represent our obligations to pay deferred compensation amounts in the future to Plan participants (similar to the repayment of a debt).  As described above, contributions made with respect to a participant under the Plan are notionally credited to various Investment Options (phantom investments) selected by the Benefits Administrator that are used to value the Plan Account(s) we establish for the participant.  Each Account is credited with earnings, gains, and losses based on these notional investment measures.

The Deferred Compensation Obligations are our unsecured and unsubordinated general obligations and rank pari passu with our other unsecured and unsubordinated indebtedness.  The Deferred Compensation Obligations are not convertible into any other security except that Account balances treated as invested in LNC common stock through the LNC Stock Unit Fund are distributed in shares of LNC common stock.

Valuation.  The value of a hypothetical unit or share of an Investment Option under this Plan “tracks” or is based on a unit or share of the Investment Option with the same name in the LNL 401(k) Plan.  For example, the value of a unit of the LNC Stock Unit Fund is based on, or ‘tracks”, a unit of the LNC Stock Fund in the LNL 401(k) Plan.

Investment Options under the Plan will be valued each day that stock exchanges in the United States are open for business.

The valuation date for transfers into the LNC Stock Unit Fund is the date your request is received and confirmed by Nolan, as long as your call is received prior to 3 p.m. (Central Time) on a business day (otherwise the next business day).  The valuation date for new contributions into the LNC Stock Unit Fund is the business day on which, or next following the date on which your contribution to the Plan is credited by Nolan to your account.  The valuation date for distributions from the Plan is provided for in Section D.

Investment Decisions; Diversification.  Depending on your investment needs and objectives, you may decide to concentrate or diversify the assets currently credited to your various Accounts, and any future contributions that you and/or we may make to your Accounts—both your pre-tax deferrals of Pensionable Earnings and your Company Contributions (together, “Contributions”)—among the various Investment Options described below.  Subject to the rules restricting the trading activities of executives and other officers of the Company, and any trading restrictions or other limitations imposed by the Investment Options involved (described in more above), you may make elections directing the Nolan Financial Group (“Nolan”)—the Plan’s record keeper and third party administrator—as to how to invest your future Contributions, including elections to increase or decrease the rate of future contributions into the LNC Stock Unit Fund.

In deciding how to invest your Plan Account(s), you should carefully consider the Investment Options that are right for you. You should read the following information carefully when making Plan investment decisions.  The information below will help you to understand the investment choices and the differences among them.  The information provided to you in the following description of Investment Options should not be construed as an investment recommendation for any particular Investment Option.

As of the date of this Prospectus Supplement the Investment Options listed below are available for you to invest in.  These are the same investments currently offered under the LNL 401(k) Plan.  For more detailed information about each of the Investment Options (except for the LNC Stock Unit Fund) please log onto your account at the following website address: www.NolanLink.com or contact The Nolan Financial Group at 888-907-8633.   For LNC Stock Unit Fund information, you can contact the Lincoln Alliance Customer Contact Center: 800-234-3500 or the Benefits Administrator.

Comparative Performance of Investment Options.  The table below has been prepared to assist you in making your investment directions under the Plan. However, the value of this information is limited, and we recommend that you consult a qualified investment adviser before making any investment decisions.  Expressed in percentage terms, the calculation of average annual total return is determined by taking the change in price, reinvesting, if applicable, all income and capital-gains distributions during that month, and dividing by the starting price. Reinvestments are made using the actual reinvestment price, and daily payoffs are reinvested monthly.  The investment management fees, contract fees, and other expenses (the “Net Expense Ratio” shown on the chart below) have been deducted from the performance data below. In cases where additional fees and expenses have not been included in the performance data, please note that the performance figures would be reduced if such expenses were deducted from performance data.  Please see the description of “Expense” for each Investment Option for more detail about these additional fees and expenses.

New Investment Option Lineup Available May 1, 2013

Fund Performance – Average Annual Total Return*		Performance as of December 31, 2012					Expense Ratio %
Fund Name	Ticker	YTD	1 Year	3 Years	5 Years	Inception Date	* 10 Yrs. Or Since Inception	Gross	± Net
Tier 1 – Asset Allocation Target Date Funds
SSgA Target Retirement Income Fund	CMDI2	9.66	9.66	7.93	4.69	4/1/2005	---	0.17	0.17
SSgA Target Retirement 2010 Fund	CMDJ2	10.97	10.97	9.98	5.01	2/1/2005	---	0.17	0.17
SSgA Target Retirement 2015 Fund	CMDL2	12.55	12.55	11.13	4.79	9/1/2006	---	0.17	0.17
SSgA Target Retirement 2020 Fund	CMDM2	13.74	13.74	11.34	4.43	4/1/2005	---	0.17	0.17
SSgA Target Retirement 2025 Fund	CMDN2	14.27	14.27	11.35	3.90	9/1/2006	---	0.17	0.17
SSgA Target Retirement 2030 Fund	CMDO2	14.91	14.91	11.24	3.39	2/1/2005	---	0.17	0.17
SSgA Target Retirement 2035 Fund	CMDP2	15.48	15.48	10.76	2.70	9/1/2006	---	0.17	0.17
SSgA Target Retirement 2040 Fund	CMDQ2	15.96	15.96	10.45	2.59	2/1/2005	---	0.17	0.17
SSgA Target Retirement 2045 Fund	CMDR2	15.94	15.94	10.42	2.61	9/1/2006	---	0.17	0.17
SSgA Target Retirement 2050 Fund	CMDS2	15.93	15.93	10.42	2.63	10/1/2007	---	0.17	0.17
SSgA Target Retirement 2051+ Fund	CMLF2	15.94	15.94	---	---	6/1/2011	---	0.17	0.17

Tier 2 – Passive Core
SSgA US Bond Index Fund – Class C	CMCZ2	4.16	4.16	6.15	6.05	11/3/1997	5.25	0.06	0.06
SSgA Russell Large Cap Index Fund – Class C	CMGE5	16.42	16.42	---	---	7/1/2011	7.48	0.05	0.05
SSgA Russell Small/Mid Cap Index Fund – Class C	CMZ12	18.05	18.05	12.87	3.91	7/1/2002	10.38	0.06	0.06
SSgA Global Equity All Cap/ex-US Index Fund – Class C	CMLH2	18.04	18.04	---	---	4/1/2011	0.99	0.18	0.18

Tier 3 – Active Core
Lincoln Stable Value Account		3.00	3.00
Delaware Diversified Income Trust		6.50	6.50	---	---	6/30/2011	7.24	0.45	0.45
PIMCO Diversified Real Asset Collective Trust		8.28	8.28	9.54	---	10/30/2009	11.51	0.65	0.65
Delaware Large Cap Value Trust	DELALCV	14.85	14.85	---	---	6/29/2011	---	0.70	0.70
Delaware Large Cap Growth Trust	DELALCG	16.03	16.03	---	---	6/29/2011	---	0.70	0.70
American Funds Growth Fund of America	RGAGX	20.98	15.26	9.18	1.33	5/1/2009	8.38	0.34	0.34

Fund Performance – Average Annual Total Return*		Performance as of December 31, 2012					Expense Ratio %
Fund Name	Ticker	YTD	1 Year	3 Years	5 Years	Inception Date	* 10 Yrs. Or Since Inception	Gross	± Net
Tier 1 – Asset Allocation Target Date Funds
Boston Co. US Small Mid-Cap Value		13.80	13.80	9.60	3.80	9/1/2005	5.80	0.70	0.70
Delaware Smid-Cap Growth Trust	DELASCG	10.84	14.59	---	---	6/29/2011	---	0.80	0.80
Dodge & Cox International Stock	DODFX	21.03	21.03	4.96	-1.89	5/1/2001	11.63	0.64	0.64
MFS International Growth		19.89	19.89	7.42	0.75	6/12/2007	2.15	0.80	0.80

Tier 4 – Specialty Option
LNC Stock Unit Fund	LNC	32.33		1.39	-14.27	10/1/2008	-1.74	---	---

The performance data above represents past performance; past performance does not guarantee future results.

*Average annual total return for period specified or since inception if the fund's age is less than the number of years shown.

±  Expense ratios are net of any temporary fee waiver currently in effect.  Please see the description of “Expense” for each option for more detail.

Investment Options Being Eliminated as of June 15, 2013
Delaware Growth Allocation I
Delaware Moderate Allocation I
Delaware Conservative Allocation I
Vanguard Institutional Index
Vanguard Extended Market Idx Instl
Delaware International Equity Trust
Delaware Mid Cap Value I
Columbia Acorn Z

Risks Associated with the Investment Options.  It is important to keep in mind one of the main axioms of investing: the higher the risk of losing money, the higher the potential reward.  The reverse, also, is generally true: the lower the risk, the lower the potential reward.  As you consider investing in the Plan’s Investment Options, you should take into account your personal risk tolerance.  Diversification within your investment portfolio can reduce risk.  Recent events in the financial sector and the corresponding market volatility reinforces the importance of a well-diversified portfolio, which is one of the most effective ways to ride out short-term market fluctuations.  When you diversify your portfolio – whether by investing in a ready-mixed fund with exposure to a number of investment sectors, or by investing in a number of funds representing different asset classes or styles – you can potentially reduce risk and increase your exposure to various market opportunities.

The Investment Options are subject to one or more risks which are described in summary fashion in the section entitled “Primary Risks” for each Option, and in greater detail in the prospectus materials (for mutual funds), disclosure statements (for collective investment trusts), and miscellaneous disclosure materials referenced in this document.  Please remember that this Investment Supplement is only a summary of those primary disclosure materials, and is not intended to replace or supersede those materials.  Before investing, you should review the full explanation of risks associated with each investment before making a decision to invest.

Copies of the prospectuses for mutual funds and trusts and disclosure statements for the collective investment trusts are available by contacting The Nolan Financial Group at 888 907-8633, or visiting its website at: www.NolanLink.com.

The following are summaries of the Prospectuses and Disclosure Statements related to the new Investment Option lineup available on May 1, 2013.  You should read the full Prospectuses and Disclosure Statements for an explanation of the Funds and risks involved in investing in any one of the Funds.

Tier 1 – Asset Allocation Target Date Funds

(Target date funds provide a diversified portfolio that adjusts automatically based on the number of years remaining until retirement)

SSgA Target Retirement Funds

•
Investment Objective: The SSgA Target Retirement Funds (the “Funds”) seek an investment return that approximates, as closely as practicable, before expenses, the performance of a custom benchmark index (the “Index”) over the long term.

•
Investment Strategy: Each Fund seeks to achieve its objective by investing in a set of underlying SSgA collective trust funds representing various asset classes. Each Fund (other than the SSgA Target Retirement Income Fund) is managed to a specific retirement year (target date) included in its name.  Over time, the allocation to asset classes and funds change according to a predetermined “glide path”. (The glide path represents the shifting of asset classes over time and does not apply to the Income Fund.) Each Fund’s asset allocation will become more conservative as it approaches its target retirement date. This reflects the need for reduced investment risks as retirement approaches and the need for lower volatility of a portfolio, which may be a primary source of income after retiring. The allocations reflected in the glide path do not reflect tactical decisions made by SSgA to overweight or underweight a particular asset class based on its market outlook but rather management of each fund’s strategic allocation according to its glide path and applicable benchmark. Each Fund attempts to closely match the characteristics and returns of its custom benchmark as opposed to any attempts to outperform this benchmark.  Once a Fund reaches its target retirement date, it will begin a five year transition period to the SSgA Target Retirement Income Fund resulting at the end of that five year period in an allocation to stocks and real estate that will remain fixed at approximately 35% of assets. The remainder of the Fund will be invested in fixed-income securities.

•
Risk and Return Characteristics: SSgA measures and adjusts each Fund’s risk exposure over time given the Fund’s target retirement date. SSgA monitors the overall risk of the Fund, in order to avoid unintended risk related to the Fund’s target retirement date or other investment time horizon. SSgA attempts to manage risk by, among other things, monitoring asset allocations closely, maintaining diversification, and performing on-going investment reviews.

By investing in a Target Date Fund, you assume the same types of risks, either directly or indirectly, as investing in equity funds and fixed income funds. For assets allocated to equity, the primary risk is that the value of the equity will fluctuate. These fluctuations could cause the value of a Target Date Fund’s equity investment and therefore the value of the Target Date Fund held to fluctuate, and you could lose money.

For assets allocated to fixed income, the primary risks are interest rate risk and credit risk. Interest rate risk is the risk that the value of the debt obligations held by the Target Date Fund will fluctuate with changes in interest rates. Credit risk is the risk that the issuer of the debt obligation will be unable to make interest or principal payments on time. The value of the debt obligations held by a Target Date Fund will fluctuate with the changes in the credit ratings of the debt obligations held.

Because the Target Date Fund invests in the shares of funds, the Target Date Fund indirectly invests in the same investments as listed for the various underlying funds. For a more detailed description of the various types of instruments in which the underlying funds may invest and their associated risk, please refer to each of the underlying fund’s prospectus.

•	Manager: State Street Global Advisors (SSgA)

•	Expense: 0.17%.

Diversification of Underlying Funds –
Target allocations among equities and fixed income, shown in percentages

	2055	2050	2045	2040	2035	2030	2025	2020	2015	2010	Income
US Equities	56.17%	56.17%	56.17%	56.17%	53.39%	50.61%	45.89%	40.00%	30.56%	22.28%	18.83%
SSgA S&P 500 Index Fund SSgA Russell Small/Mid Cap Index Fund	38.88 17.28	38.88 17.28	38.88 17.28	38.88 17.28	38.44 14.95	37.96 12.65	35.46 10.43	32.00 8.00	25.16 5.40	19.16 3.12	15.79 3.04
International Equities	30.33%	30.33%	30.33%	30.33%	28.11%	25.89%	23.11%	20.00%	14.44%	9.22%	7.67%
SSgA Global All Cap Equity ex U.S. Index Fund	30.33	30.33	30.33	30.33	28.11	25.89	23.11	20.00	14.44	9.22	7.67
Global Real Estate	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	1.50%	4.00%	5.00%	5.00%
SSgA Global Real Estate Securities Index Fund	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1.50	4.50	5.00	5.00
Commodities	3.50%	3.50%	3.50%	3.50%	3.50%	3.50%	3.50%	3.50%	3.50%	3.50%	3.50%
SSgA Dow Jones-UBS Roll Select Commodity Index Fund	3.50	3.50	3.50	3.50	3.50	3.50	3.50	3.50	3.50	3.5	3.50
Fixed Income	10.00%	10.00%	10.00%	10.00%	15.00%	20.00%	27.50%	35.00%	47.50%	60.00%	65.00%
SSgA U.S. Long Government Bond Index Fund SSgA U.S. Bond Index SSgA U.S. Inflation Protected Bond Index SSgA U.S. High Yield Bond Index Fund SSgA U.S. Short-Term Government/Credit Bond Index Fund	10.00 0.00 0.00 0.00 0.00	10.00 0.00 0.00 0.00 0.00	10.00 0.00 0.00 0.00 0.00	10.00 0.00 0.00 0.00 0.00	10.00 5.00 0.00 0.00 0.00	10.00 10.00 0.00 0.00 0.00	10.00 12.50 2.10 2.90 0.00	10.00 15.00 4.20 5.80 0.00	10.00 25.00 6.50 6.00 0.00	3.75 21.25 18.00 7.00 10.00	0.00 20.00 18.00 7.00 20.00

	2055	2050	2045	2040	2035	2030	2025	2020	2015	2010	Income
SSgA Dow Jones-UBS Roll Select Commodity Index Fund	3.50	3.50	3.50	3.50	3.50	3.50	3.50	3.50	3.50	3.5	3.50
Fixed Income	10.00%	10.00%	10.00%	10.00%	15.00%	20.00%	27.50%	35.00%	47.50%	60.00%	65.00%
SSgA U.S. Long Government Bond Index Fund SSgA U.S. Bond Index SSgA U.S. Inflation Protected Bond Index SSgA U.S. High Yield Bond Index Fund SSgA U.S. Short-Term Government/Credit Bond Index Fund	10.00 0.00 0.00 0.00 0.00	10.00 0.00 0.00 0.00 0.00	10.00 0.00 0.00 0.00 0.00	10.00 0.00 0.00 0.00 0.00	10.00 5.00 0.00 0.00 0.00	10.00 10.00 0.00 0.00 0.00	10.00 12.50 2.10 2.90 0.00	10.00 15.00 4.20 5.80 0.00	10.00 25.00 6.50 6.00 0.00	3.75 21.25 18.00 7.00 10.00	0.00 20.00 18.00 7.00 20.00

Tier 2 – Passive Core

(Passively managed, low cost index funds that track the returns of a market index)

SSgA US Bond Index Fund – Class C
 (Core Fixed Income Index)

•
Investment Objective: The SSgA Bond Index Fund (the “Fund”) seeks to offer broadly diversified, low cost exposure to the overall U.S. Bond Market.  The Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Barclays US Aggregate Bond Index (the “Index”) over the long term.

•
Investment Strategy: The Fund is managed using a “passive” or “indexing” investment approach, by which SSgA attempts to replicate, before expenses, the performance of the Index.  The Fund may attempt to invest in the securities comprising the Index in the same proportions as they are represented in the Index.  However, due to the large number of securities in the Index and the fact that many of the securities comprising the Index may be unavailable for purchase, it may not be possible for the Fund to purchase some of the securities comprising the Index.  In such a case, SSgA will select securities for the Fund that SSgaA believes will track the characteristics of the Index.  The Fund’s returns may vary from the returns of the Index.   This Fund is passively managed and will not short sell securities;  It is not a leveraged strategy and may invest in other investment funds, including those managed by SSgA and its affiliates.

•
Risk Management: SSgA monitors the overall risk of the Fund, in order to avoid unintended risk relative to the Index.  SSgA manages portfolio characteristics and transaction costs in a manner intended to provide a return as close as practicable to the benchmark return.

There are risks involved with investing, including possible loss of principal. Risks associated with fixed income securities include, but are not limited to, interest rate risks; the risk of issuer default, and inflation risk. This effect is usually pronounced for longer-term securities. Any fixed income security sold or redeemed prior to maturity may be subject to a substantial gain or loss. Government bonds and corporate bonds generally have more moderate short-term price fluctuations than stocks, but provide lower potential long-term returns. U.S. Treasury Bills maintain a stable value if held to maturity, but returns are generally only slightly above the inflation rate.

Additionally, an investment in the Fund is subject to a number of risks, which include but are not limited to: Call Risk, Cash Position Risk, Conflict of Interest Risk, Counterparty Risk, Credit Risk, Custodial Risk, Debt Securities Risk, Defensive Investing Risk, Derivatives Risk, Extension Risk, Geographic Concentration Risk, Income Risk, Index Risk, Inflation-Indexed Securities Risk, Interest Rate Risk, Investment Risk, Issuer Risk, Large Shareholder Risk, Leveraging Risk, Limited Investment Program Risk, Liquidity Risk, Lower-Rated Securities Risk, Market Risk, Market Disruption and Geopolitical Risk, Mortgage and Other Asset-Backed Securities Risk, Municipal Obligations Risk, Portfolio Turnover Risk, Prepayment Risk, Repurchase Agreement Risk, Risk of Investment in Other Pools, Tax Risk, U.S. Government Securities Risk, Valuation Risk, and Variable and Floating Rate Securities Risk. You should refer to the Fund's Disclosure Document for a complete description of the risks of investing in the Fund.

Risk management does not promise any level of performance or guarantee against loss of principal. SSgA encourages investors to seek the advice of well-qualified financial and tax advisors, accountants, attorneys and other professionals before making any investment or retirement decision.

•	Manager: State Street Global Advisors (SSgA)

•	Expense: 0.06%.

SSgA Russell Large Cap Index Fund – Class C
(Large Cap Core Index)

•
Investment Objective:  The SSgA Russell Large Cap Index Fund (the “Fund”) seeks to offer broad, low cost exposure to the stocks of large U.S. Companies.  The Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Russell 1000® Index (the “Index”) over the long term.

•
Investment Strategy:  The Fund is managed using a “passive” or “indexing” investment approach, by which SSgA attempts to match, before expenses, the performance of the Index.  SSgA will typically attempt to invest in the securities comprising the Index in the same proportion as they are represented in the Index.  In some cases, it may not be possible or practicable to purchase all of the securities comprising the Index, or to hold them in the same weightings as they represent in the Index.  In those circumstances, SSgA may employ a sampling or optimization technique to construct the portfolio in question.  The Fund’s returns may vary from the returns of the Index.

From time to time SSgA may purchase securities that are not yet represented in the Index or sell securities that have not yet been removed from the Index.

This Fund is passively managed and will not short sell securities.  It uses futures and may use other derivatives and is not a leveraged strategy.  It may invest in other investment funds, including those managed by SSgA and its affiliates.

•
Risk Management:   SSgA monitors the overall risk of the Fund, in order to avoid unintended risk relative to the Index.  SSgA manages portfolio characteristics and transaction costs in a manner intended to provide a return as close as practicable to the benchmark return.

There are risks involved with investing, including possible loss of principal. Generally, among asset classes, stocks are more volatile than bonds or short-term instruments. Stock values fluctuate in response to the activities of individual companies and general market and economic conditions.

Additionally, an investment in the Fund is subject to a number of risks, which include but are not limited to: Conflict of Interest Risk, Counterparty Risk, Custodial Risk, Derivatives Risk, Equity Risk, Geographic Concentration Risk, Growth Investing Risk, Hedging Transactions and Related Risks, Index Risk, Investment Risk, Issuer Risk, Large Shareholder Risk, Leveraging Risk, Limited Investment Program Risk, Liquidity Risk, Market Capitalization Risk, Market Disruption and Geopolitical Risk, Market Risk, Modeling Risk, Portfolio Turnover Risk, Repurchase Agreement Risk, Risk of Investment in Other Pools, Small and Micro-Cap Companies Risk, Tax Risk, Valuation Risk, and Value Investing Risk. You should refer to the Fund's Disclosure Document for a complete description of the risks of investing in the Fund.

Risk management does not promise any level of performance or guarantee against loss of principal. SSgA encourages investors to seek the advice of well-qualified financial and tax advisors, accountants, attorneys and other professionals before making any investment or retirement decision.

•	Manager: State Street Global Advisors (SSgA)

•	Expense: 0.05%.

SSgA Russell Small/Mid Cap Index Fund – Class C
(Small-Mid Cap Index)

•
Investment Objectives:  The SSgA Russell Small/Mid Cap Index Fund (the “Fund”) seeks to offer broad, low cost exposure to stocks of small and medium sized U.S. Companies.  The Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Russell Small Completeness® Index (the “Index”) over the long term.

•
Investment Strategies:  The Fund is managed using a “passive” or “indexing” investment approach, by which SSgA attempts to match, before expenses, the performance of the Index.  SSgA will typically attempt to invest in the securities comprising the Index in the same proportions as they are represented in the Index.  In some cases, it may not be possible or practicable to purchase all of the securities comprising the Index, or to hold them in the same weightings as they represent in the Index.  In those circumstances, SSgA may employ a sampling or optimization technique to construct the portfolio in question.  The Fund’s returns may vary from the returns of the Index.

From time to time SSgA may purchase securities that are not yet represented in the index or  sell securities that have not yet been removed from the Index.

This Fund is passively managed and will not short sell securities.  It uses futures and may use other derivatives and is not a leveraged strategy.  It may invest in other investment funds, including, including those managed by SSgA and its affiliates.

•
Risk Management: SSgA monitors the overall risk of the Fund, in order to avoid unintended risk relative to the Index.  SSgA manages portfolio characteristics and transaction costs in a manner intended to provide a return as close as practicable to the benchmark return.

There are risks involved with investing, including possible loss of principal. Generally, among asset classes, stocks are more volatile than bonds or short-term instruments. Stock values fluctuate in response to the activities of individual companies and general market and economic conditions.

Additionally, an investment in the Fund is subject to a number of risks, which include but are not limited to: Conflict of Interest Risk, Counterparty Risk, Custodial Risk, Derivatives Risk, Equity Risk, Geographic Concentration Risk, Growth Investing Risk, Hedging Transactions and Related Risks, Index Risk, Investment

Risk, Issuer Risk, Large Shareholder Risk, Leveraging Risk, Limited Investment Program Risk, Liquidity Risk, Market Capitalization Risk, Market Disruption and Geopolitical Risk, Market Risk, Modeling Risk, Portfolio Turnover Risk, Repurchase Agreement Risk, Risk of Investment in Other Pools, Small and Micro-Cap Companies Risk, Tax Risk, Valuation Risk, and Value Investing Risk. You should refer to the Fund's Disclosure Document for a complete description of the risks of investing in the Fund.

Risk management does not promise any level of performance or guarantee against loss of principal. SSgA encourages investors to seek the advice of well-qualified financial and tax advisors, accountants, attorneys and other professionals before making any investment or retirement decision.

•	Manager: State Street Global Advisors (SSgA)

•	Expense: 0.06%.

SSgA Global Equity All Cap/ex-US Index Fund – Class C
(International Index)

•
Investment Objectives:  The SSgA Global Equity All Cap Equity ex U.S. Index Fund (the “Fund”) seeks to offer broad, low cost exposure to stocks of companies, ranging from small to large cap, in developed and emerging countries excluding the United States.  The Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the MSCI ACWI ex-USA IMI Index (the “Index”) over the long term.

•
Investment Strategies:  The Fund is managed using a “passive” or “indexing” investment approach, by which SSgA attempts to match, before expenses, the performance of the Index.  SSgA will typically attempt to invest in the securities comprising the Index in the same proportions as they are represented in the Index.  In some cases, it may not be possible or practicable to purchase all of the securities comprising the Index, or to hold them in the same weightings as they represent in the Index.  In those circumstances, SSgA may employ a sampling or optimization technique to construct the portfolio in question.  The Fund’s returns may vary from the returns of the Index.  From time to time SSgA may purchase securities that are not yet represented in the index or sell securities that have not yet been removed from the Index.

This Fund is passively managed and may use futures and other derivatives.  It may invest in other investment pools, including those managed by SSgA and its affiliates.  It is not a leveraged strategy and will not sell securities short.

•
Risk Management: SSgA monitors the overall risk of the Fund, in order to avoid unintended risk relative to the Index.  SSgA manages portfolio characteristics and transaction costs in a manner intended to provide a return as close as practicable to the benchmark return.

There are risks involved with investing, including possible loss of principal.  Generally, among asset classes, stocks are more volatile than bonds or short-term instruments. Stock values fluctuate in response to the activities of individual companies and general market and economic conditions. Investing in foreign domiciled securities may involve risk of capital loss from unfavorable fluctuation in currency values, withholding taxes, from differences in generally accepted accounting principles or from economic or political instability in other nations. Investments in emerging or developing markets may be more volatile and less liquid than investing in developed markets and may involve exposure to economic structures that are generally less diverse and mature and to political systems which have less stability than those of more developed countries.

Additionally, an investment in the Fund is subject to a number of risks, which include but are not limited to: Conflict of Interest Risk, Counterparty Risk, Currency Risk, Custodial Risk, Depositary Receipts Risk, Derivatives Risk, Emerging Markets Risk, Equity Risk, Geographic Concentration Risk, Index Risk, Investment Risk, Issuer Risk, Leveraging Risk, Limited Investment Program Risk, Liquidity Risk, Market Capitalization Risk, Market Risk, Non-US Securities Risk, Portfolio Turnover Risk, Risk of Investment in Other Pools, Small

Companies Risk, Tax Risk, and Valuation Risk. You should refer to the Fund's Disclosure Document for a complete description of the risks of investing in the Fund. Risk management does not promise any level of performance or guarantee against loss of principal. SSgA encourages investors to seek the advice of well-qualified financial and tax advisors, accountants, attorneys and other professionals before making any investment or retirement decision.

•	Manager: State Street Global Advisors (SSgA)

•	Expense: 0.18%.

Tier 3 – Active Core

(Actively managed investment options with a variety of objectives ranging from conservative to aggressive)

The Lincoln Stable Value Account (Insured Product)
(Capital Preservation)

•
Investment Objectives:  This Investment Option seeks to provide a competitive current interest rate that translates into the highest possible return with the lowest level of risk while also offering the protection of principal. Contributions made to the Lincoln Stable Value Account in any quarter will earn interest at the quarterly-set portfolio rate.  The portfolio rate is declared for the quarter and is in effect only for that quarter.  The portfolio rate is the three-year average of the Barclays Capital Intermediate U.S. Government/Credit Index, formerly known as the Lehman Intermediate U.S. Government/Credit Index, plus 0.20%, as of one month prior to the beginning of each quarter.  The guaranteed minimum crediting rate for the Lincoln Stable Value Account is 3.00%.  The portfolio rate in effect for the fourth quarter (4Q) of 2012 is 3.00%.  This formula is guaranteed until October 1, 2013.  The Lincoln National Life Insurance Company will provide notice of a new formula prior to October 1, 2013.  If the Barclays Capital Intermediate U.S. Government/Credit Index ceases to be published, The Lincoln National Life Insurance Company will select a comparable index.

•
Investment Strategies: The Lincoln Stable Value Account, a fixed annuity, is part of the general account of The Lincoln National Life Insurance Company and is backed by the general credit worthiness and the claims paying ability of The Lincoln National Life Insurance Company.  The general account invests in investment and non-investment grade public companies, U.S. government bonds, high-quality corporate bonds, and other high-quality asset classes in keeping with the investment policy statement for the portfolio.

•
Primary Risks: Credit Risk (the chance that the issuer of a security will fail to pay interest and principal in a timely manner, or that such companies or individuals will be unable to pay the contractual interest or principal on their debt obligations at all); Inflation Risk (the possibility that, over time, the returns will fail to keep up with the rising cost of living); Interest Rate Risk (the chance that bond prices overall will decline over short or even long periods due to rising interest rates); Liquidity Risk (the chance that the insured product is not backed by sufficient reserves to meet participant withdrawals, or would incur a market value adjustment or penalty for early withdrawal from one or more of its contracts); Manager Risk (the chance that poor security selection will cause the Stable Value Fund to under-perform other stability of principal investment options with similar objectives); Market Risk (the chance that the value of your investment will change because of rising (or falling) stock or bond prices).  There is no government guarantee (such as the FDIC guarantee) protecting investments in the Lincoln Stable Value Account.

•	Manager: Delaware Investment Advisers, a series of Delaware Management Business Trust, is the registered investment advisor.

•
Expense:  No asset charges are deducted from participant accounts.  0.10% is paid by The Lincoln National Life Insurance Company to Delaware Investment Advisers as a management fee and has effectively reduced the rate of return from the three-year average of the Barclays Capital Intermediate U.S. Government/Credit Index, plus 0.29% to that rate of return plus 0.20%.

Delaware Diversified Income Trust (Collective Investment Trust)
(Fixed Income)

•
Investment Objectives:  The Delaware Diversified Income Trust (the “Fund”) seeks maximum long-term total return, consistent with reasonable risk.  The benchmark for the Trust is Barclays Capital U.S. Aggregate Index.

•
Investment Strategies: The Fund allocates its investments principally among the following four sectors of the fixed income securities markets: U.S. investment grade, U.S. high yield, international developed markets, and emerging markets.  Under normal circumstances, the Trust will invest at least 80% of its net assets in fixed income securities (the 80% policy).  Delaware Investment Advisers will determine how much of the Trust to allocate to each of the four sectors, based on its evaluation of economic and market conditions and an assessment of the returns and potential for appreciation that can be achieved from investments in each of the four sectors.  There is no guarantee that the Trust will meet its investment objectives.

•
Primary Risks:  The Fund has significant exposure to Credit Risk, Currency Risk, Derivatives Risk, Forward Foreign Currency Contract Risk , High Yield Fixed Income Securities Risk, Interest Rate Risk, International Risk, Investment Strategy Risk, Liquidity Risk, Loans and Other Indebtedness Risk, Market Risk, Pre-payment Risk , and Valuation Risk.  For specific definitions/explanations of these types of risks, see the Delaware Declaration of Trust posted on Nolan’s website or you can request a copy by calling Nolan at 888 907-8633.  In general, investments in the Delaware Diversified Income Trust are subject to the risk that the portfolio, particularly with longer maturities, will decrease in value if the interest rates rise. High-yielding, non-investment grade bonds (“junk bonds”) involve higher risk than investment grade bonds. Adverse conditions may affect the issuer’s ability to pay interest and principal on these securities. Foreign investments are subject to risks not ordinarily associated with domestic investments, such as currency, economic and political risks, and different accounting standards.  Securities of issuers from emerging market countries may be more volatile, less liquid, and generally more risky than investments in issuers from more developed foreign countries.  Diversification does not ensure a profit or guarantee against a loss. The Trust will also be affected by prepayment risk due to its holdings of mortgage-backed securities. With prepayment risk, when homeowners prepay mortgages during periods of low interest rates, the Trust may be forced to redeploy its assets in lower yielding securities. If, and to the extent that, the Trust invests in forward foreign currency contracts or uses other investments to hedge against currency risks, the Trust will be subject to the special risks associated with those activities.

•
Manager:  SEI Trust Company (the “Trustee”) serves as the Trustee of the Trust and maintains the ultimate fiduciary authority over the management of investments in the Trust.  The Trustee has engaged DIA, a series of Delaware Management Business Trust, to act as the investment sub-advisor to the Trust.

•	Expense: 0.45%.

PIMCO Diversified Real Asset Collective Trust

(Real Return)

•
Investment Objective:  The objective of the PIMCO Diversified Real Asset Collective Trust (the “Fund”) is to seek real return which exceeds that of a benchmark consisting of a 1/3 weighting in the Barclays Capital U.S. TIPS Index, a 1/3 weighting in the Dow Jones-UBS Commodity Indexsm, and a 1/3 weighting in the Dow Jones U.S. Real Estate Investment Trust Index (the “Benchmark”), consistent with prudent investment management. The Fund seeks to achieve its objective by investing under normal circumstances substantially all of its assets in units of the PIMCO Real Return Collective Trust II, the PIMCO CommoditiesPLUS® Collective Trust and the PIMCO RealEstatePLUS Collective Trust (the “Underlying Funds”). The Fund’s return objective is to outperform the Benchmark measured over a full business cycle. There is no assurance that these objectives will be achieved. For more information regarding the Underlying Funds, please refer to the Underlying Funds’ investment objectives and policies contained in this Disclosure Memorandum.

•
Investment Strategies:  The Fund is an actively managed portfolio designed to provide strategic exposure to three core real assets.  Treasury Inflation-Protected Securities, commodities and real estate. The Fund seeks to outperform its Benchmark in two key ways. First, PIMCO has the flexibility to reallocate the Fund’s assets among the three real asset classes represented by the Underlying Funds based on its ongoing analyses of the global macro economy, including the fixed income, commodity, real estate and equity markets. As a result, the percentage invested by the Fund in each Underlying Fund may differ from the Benchmark weight of 1/3 each. Second, PIMCO will gain expose to these markets by investing in the three Underlying Funds, which are each actively managed to outperform their respective underlying benchmarks. In managing the Fund, PIMCO employs both top-down and bottom-up strategies.

•
Primary Risks:  The principal risks of investment in the Fund, which could adversely affects its value, yield and total return are:  Market Risk, Investment Adviser/Trustee Risk, Call Risk, Derivatives Risk, Turnover Risk, Counterparty Risk, Leveraging Risk, Allocation Risk, Industry/Sector Risk, Interest Rate Risk, High Yield Risk, Emerging Markets Risk, Newly Formed Fund Risk, Short Sale Risk, Conflicts of Interest Risk, Underlying Fund Risk, Issuer Risk, Credit Risk, International Risk, Liquidity Risk, Currency Risk, Mortgage-related and Asset-backed Risk, Commodity Risk, and Real Estate Risk.

•	Manager: PIMCO

•	Expense: 0.65%.

Delaware Large Cap Value Trust (Collective Investment Trust)
(Large Cap Value)
•	Investment Objectives: The Trust seeks long-term capital appreciation. The benchmark for this Trust is the Russell 1000® Value Index.

•
Investment Strategies:  The Trust is invested primarily in securities of large-capitalization companies (with market capitalizations in the range of the Russell 1000.)  The Trust’s adviser, Delaware Investment Advisers (“DIA”), seeks securities believed to be undervalued in relation to their intrinsic value as indicated by multiple factors including earnings and cash flow potential.  DIA follows a value-oriented investment philosophy in selecting stocks for the Trust using a research intensive approach.

•
Primary Risks: Conflict of Interest Risk, Currency Risk, Derivatives Risk, Interest Rate Risk, International Risk, Investment Strategy Risk, Liquidity Risk, Market Risk.  For specific definitions/explanations of these types of risks, see the Delaware Declaration of Trust posted on Nolan’s website or you can request a copy by calling Nolan at 888 907-8633.

•
Manager:  SEI Trust Company (“Trustee”) serves as the Trustee of the Trust and maintains the ultimate fiduciary authority over the management of  investments in the Trust.  The Trustee has retained DIA, a series of Delaware Management Business Trust, to act as the investment advisor to the Trust.

•	Expense: 0.70%. The Trust will be charged with certain operating expenses, including, without limitation, audit expenses, custody services fees, tax form preparation expenses, legal and other fees.

Delaware Large Cap Growth Trust (Collective Investment Trust)
(Large Cap Growth)

•	Investment Objectives: The Trust seeks long-term capital appreciation. The benchmark for this Trust is the Russell 1000® Growth Index.

•	Investment Strategies: The Trust is invested primarily in large cap common stocks with market capitalizations generally in the range of the companies in the Russell 1000® Growth Index at the time of purchase. Investments that the investment advisor, Delaware Investment Advisers believes have the potential for sustainable free cash flow growth.

•
Primary Risk:  Conflicts of Interest Risk, Credit Risk, Currency Risk, Derivatives Risk, International Risk, Investment Strategy Risk, Liquidity Risk, and Market Risk.  For specific definitions/explanations of these types of risks, see the Delaware Declaration of Trust posted on Nolan’s website or you can request a copy by calling Nolan at 888 907-8633.

•
Manager:  SEI Trust Company (“Trustee”) serves as the Trustee of the Trust and maintains the ultimate fiduciary authority over the management of investments in the Trust.  The Trustee has retained, Delaware Investment Advisers, a series of Delaware Management Business Trust, to act as the investment advisor to the Trust.

•
Expense: 0.70%.  The Trust will be charged with certain operating expenses, including, without limitation, audit expenses, custody service fees, tax form preparation expenses, retirement plan platform fees, legal and other fees.

American Funds Growth Fund of Amer R6 (Mutual Fund)
(Large Cap Growth)

•
Investment Objectives:  The Fund seeks to provide growth of capital.  The benchmark for this Fund is the S&P 500. The S&P 500 is a market-capitalization-weighted index of the stocks of 500 leading companies in major industries of the U.S. economy that measures the performance of S&P 500 companies that exhibit strong growth characteristics, including higher earnings growth rates.

•
Investment Strategies:  The Fund invests primarily in common stocks of companies that appear to offer superior opportunities for growth of capital.  The Fund may also hold cash or money market instruments.  The Fund may invest a portion of its assets in securities of issuers domiciled outside the United States.

•
Primary Risks:  Market Risk.  The prices of, and the income generated by, the common stocks and other securities held by the fund may decline due to market conditions and other factors, including those directly involving the 8issuers of securities held by the fund.  Investing in growth-oriented stocks.  Growth-oriented stocks may involve larger price swings and greater potential for loss than other types of investments.  Investing outside of the United States.  Securities of issuers domiciled outside the United States, or with significant operations outside the United States, may lose value because of political, social, economic or market developments or instability in the countries or regions in which the issuer operates. The prospectus can be found on the Nolan website, or you can request a copy by calling Nolan at 888 907-8633.

•	Manager: Capital Research and Management Company is the registered investment advisor.

•	Expense: 0.34%.

Boston Co. US Small Mid-Cap Value Equity

(Small-Mid Cap Equity Value)

•	Investment Objectives: The Boston Company Asset Management’s US Small Mid-Capitalization Value Equity strategy seeks to outperform the Russell 2500 Value Index over a long-term investment horizon.

•
Investment Strategies:  The US Small Cap Value Equity strategy primarily invests in small and mid-capitalization U.S. value companies.  Small and mid-capitalization companies are those within the same general market cap range as the issuers included in the benchmark.  The strategy can invest in American Depository Receipts.  The use of derivatives is permitted.

•
Primary Risks: Equity Securities generally; Issuer risk; Liquidity risk; Market risk; Micro, Small and Medium Capitalization Companies; Sector allocation risk; and   Participant concentration risk.  For specific

definitions/explanations of these types of risks, see the CIT Fund Disclosures posted on www.LincolnFinancial.com or call the Lincoln Alliance Customer Service Center at 1-800-234-3500.

•	Manager: The Boston Company Asset Management, LLC.

•	Expense: 0.70%.

Delaware Smid Cap Growth Trust (Collective Investment Trust)
(Small-Mid Cap Equity Growth)

•	Investment Objectives: The Trust seeks long term capital appreciation by investing primarily in common stocks of growth oriented companies The Trust’s benchmark is the Russell 2500® Growth Index.

•
Investment Strategies:  The Trust invests primarily in common stocks of  growth-oriented companies that the adviser believes have long-term capital appreciation potential and expects to grow faster than the U.S. economy.  The adviser particularly seeks the small- to mid-sized companies that address large market opportunities, which it defines as the likelihood that an individual company’s goods and/or services will be sold.  The adviser uses the bottom up approach, seeking to select securities of companies, the adviser believes have attractive end market potential, dominant business models, and strong cash flow generation that are attractively priced compared to intrinsic value of the securities.  The adviser also considers a company’s operational efficiencies, management’s plans for capital allocation, and the company’s shareholder orientation.

The Trust generally holds 25 to 30 stocks, although from time to time it may hold fewer or more names, depending upon the adviser’s assessment of the investment opportunities available.

•
Primary Risks: Conflicts of Interest Risk, Credit Risk, Currency Risk, Derivative Risk, Industry/Sector Risk, International Risk, Interest Rate Risk, Investment Strategy Risk, Limited Number of Securities Risk, Liquidity Risk, Market Risk, Small- and Medium-size company Risk.  For specific definitions/explanations of these types of risks, see the Delaware Trust Agreement posted on Nolan’s website or you can request a copy by calling Nolan at 888 907-8633.

•
Manager:  SEI Trust Company (the “Trustee”) serves as the Trustee of the Trust and maintains the ultimate fiduciary authority over the management of  investments in the Trust.  The Trustee has retained DIA, a series of Delaware Management Business Trust, to act as the investment adviser to the Trust.

•	Expense: 0.80%.

Dodge & Cox International Stock Fund (Mutual Fund)
(International Equity Value)

•
Investment Objectives:  The Fund seeks long-term growth of principal and income.  The Fund’s benchmark is the MCSI EAFE (Europe, Australasia, Far East Index).  The MSCI EAFE is an unmanaged index of the world’s stock markets, excluding the United States.

•
Investment Strategies:  The Fund invests primarily in a diversified portfolio of equity securities issued by non-U.S. companies from at least three different countries, including emerging markets.  The Fund considers economic and political stability of a country and protection provided to foreign shareholders.  The Fund invests primarily in medium-to-large well established companies based on standards of the applicable market.

•
Primary Risks:  Equity Risk, Issuer Risk, Liquidity Risk, Management Risk, Market Risk, Non-U.S. Investment Risk, Non-U.S. Currency Risk, Non-U.S. Issuer Risk. For specific definitions/explanations of these types of risks, please see the prospectus for this Fund.  The prospectus can be found on the Nolan website under the “Funds” tab.  Click on the fund name and then click on Prospectus under “Filings”, or you can request a copy by calling Nolan at 888 907-8633.

•
In general, foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. These and other risk considerations are discussed in the Fund’s prospectus.

•	Manager: Dodge & Cox is the registered investment advisor.

•	Expense: 0.64%.

MFS International Growth Fund (CIT)
(International Equity Growth)

•
Investment Objectives:  The Fund’s investment objective is to seek capital appreciation.  The Fund seeks to outperform the MSCI All Country World (ex-US) Growth Index over full market cycles.  A full market cycle is defined as typically three to five years.  MSCI All Country World (ex-US) Growth Index is a market capitalization index that is designed to measure equity market performance for growth securities in the global developed and emerging markets, excluding the U.S.  No assurance can be given that the Fund will achieve it investment objective.

•
Investment Strategies:  In seeking to achieve its investment objective, the Fund relies on a team of global research analysts to identify companies with the highest sustainable earnings growth rates in their industry, companies that are expected to deliver value through the continued compounding of a growing earnings stream, and companies whose stocks are poised for multiple expansions.  Sector and country weightings are the residual of the bottom-up stock selection process, rather than the result of a top-down, macroeconomic outlook.  The Fund seeks to be broadly diversified across countries and sectors.

•
Primary Risks:  Stock Market Risk, Company Risk, Currency Risk, Geographic Concentration Risk, Foreign, Risk, Emerging Markets Risk, Investment Selection Risk, Counterparty and Third Party Exposure Risk, Liquidity Risk and Active and Frequent Trading Risks and Temporary Defensive Strategy Risk.  For specific definitions/explanations of these types of risks, see the MFS Trust and Fund Disclosures posted on Nolan’s website or you can request a copy by calling Nolan at 888 907-8633

•	Manager: MFS Heritage Trust Company (the “Trustee”) serves as the Trustee of the Trust. The Trustee is a subsidiary of Massachusetts Financial Service Company.

•
Expense: 0.80%.  0.75% Management Fee plus 0.05% Administrative Fee.   The Trustee will bear the Fund’s expenses such that a Fund’s annual administrative and operational expenses do not exceed the indicated expense caps as currently in effect (0.05%). The expense caps will continue until modified by the Trustee.

LNC Stock Unit Fund

•	Investment Objectives: This Investment Option is designed to provide participants with the opportunity to invest in LNC securities.

•
Investment Strategies:  To achieve its objective, this Investment Option invests in hypothetical units reflecting the value of Lincoln National Corporation (“LNC”) Common Stock exclusively (though a certain percentage of the Fund is held in cash, and therefore, each Unit of the investment contains a similar percentage of cash).

•
Primary Risks: Inflation Risk; Investment-Style Risk; Market Risk. This is a non-diversified Investment Option, investing in the stock of a single issuer.  It is therefore a riskier investment than an Investment Option that invests in a diversified pool of stocks of companies with similar characteristics as this account.  For a description of the risks associated with investment in LNC Common Stock, see “Risk Factors” detailed in the most recently filed LNC Annual Report (10-K) or LNC Quarterly Report (10-Q).  It is a market-valued account, meaning that both the principal value and the investment return may go up and down based on the market price of the LNC Common Stock held in the Fund.  For a more detailed description of LNC Common Stock.  See “Lincoln National Corporation Common Stock” below.

•
Dividends:  You have the option to receive your LNC Stock Fund dividends in cash or to reinvest them.  Dividends paid with respect to your investment in the fund will be automatically reinvested and no action is required if you wish to reinvest your dividends.  If you choose to receive your dividends in cash, Wilmington Trust will pay your dividends by check as soon as administratively practicable after the dividend payment date.  Only dividends from your investments in the LNC Stock Fund that have been in the Plan for at least two years can be distributed in cash.

If you are currently invested in the LNC Stock Fund, and would like to receive dividends in cash, you may change the default dividend reinvestment option by calling the Lincoln Alliance Customer Service Center at 1-800-234-3500. Changes made by 4 p.m. (Eastern Time) on the last business day before dividends are paid will be applied to the dividends payable on February 1, May 1, August 1, and November 1.  You may change this election as often as you wish, but only the last election on file before the deadline for the applicable dividend payment date will control.

You should be aware that choosing to receive your dividends in cash may result in a lower account value upon retirement, due to fewer assets in the Plan and diminished ability to leverage the power of pre-tax compounding of earnings.

•
Share Ownership: The LNC Stock Fund is a “unitized” stock fund and is the way you can invest in LNC Common Stock within the Plan.  When investing in the LNC Stock Fund, you are purchasing units of the Fund, not actual shares of stock; the Fund owns actual shares of stock.

The “units” you own represent your pro-rata share of the Fund's total assets.  The Plan's trustee determines the unit value daily using the values of the underlying assets at the daily closing price of each asset.  The same economic or market conditions and trends that cause the price of  LNCs Common Stock to fluctuate will similarly influence the unit price of the LNC Stock Fund, although the LNC Stock Fund’s unit price and the market price of LNC Common Stock are likely to be different.  Additionally, the percentage of short-term investments being held, bought or sold by the fund and any gains/losses realized on the sales of LNC Common Stock impact the investment returns of the unitized LNC Stock Fund.

You may become a direct owner of shares of LNC Common Stock through the Plan only when you take a withdrawal or distribution and elect to receive share of LNC Common Stock.

•
Share Voting Rights: If you invest in this Investment Option, you will have “pass-through voting rights.”  This means that Wilmington Trust will vote the shares in the manner that you direct, if you sign and return the proxy card in time.  You will have voting rights for the number of shares in this Investment Option that is proportionate to the size of your investment.  Otherwise, Wilmington Trust will vote your interest in the Investment Option in the same proportion as the other Plan participants who voted.

•
Trading Restrictions: Officers of LNC and certain other participants of LNC (“Restricted Employees”) with access to inside information are subject to regular quarterly trading restrictions imposed by LFG’s “Insider Trading and Confidentiality Policy” on any transaction, except normal payroll deductions, that might cause an increase or decrease in that person’s interest in the Fund.  Except for trading under a written securities trading plan meeting the requirements of Rule 10b5-1, Restricted Employees may only engage in transactions to increase or decrease their interest in LNC Stock Fund during previously announced open window trading periods.  Other participants may also be subject to trading restrictions under the Policy.

•	Account Manager: Wilmington Trust Company

•	Expense: 0.00%.

EXPERTS

The consolidated financial statements of LNC appearing in LNC’s Annual Report on Form 10-K for the year ended December 31, 2012 (including schedules appearing therein), and the effectiveness of LNC’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby was passed upon for us by Marcie J. Weber, Esquire, Vice President and Senior Counsel of LNC.  As of May 2, 2013, Ms. Weber beneficially owned approximately 4,039 shares of our Common Stock including options exercisable within sixty (60) days of the date of the Registration Statement.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information and documents with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at:

•
Public reference room maintained by the SEC in: Washington, D.C. (100 F. Street, N.E., Room 1580, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330, or

•	the SEC website located at www.sec.gov.

This Prospectus Supplement is one part of a Registration Statement filed on Form S-3 with the SEC under the Securities Act. This Prospectus Supplement does not contain all of the information set forth in the Registration Statements and the exhibits and schedules to the Registration Statements. For further information concerning us and the securities, you should read the entire Registration Statements and the additional information described under “Documents Incorporated by Reference” below. The Registration Statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statements or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us, including the additional information described under “Documents Incorporated by Reference” is also available on our web site at http://www.lincolnfinancial.com/investors. This URL and the SEC’s URL above are intended to be inactive textual references only. Such information on our or the SEC’s web site is not a part of this Prospectus Supplement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC’s rules allow us to incorporate by referen  ce information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

The following documents have been filed (File No. 1-6028) with the SEC in accordance with the provisions of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated by reference in this Prospectus Supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013; and

•	The description of our Common Stock contained in Form 10 filed with the SEC on April 28, 1969, including any amendments or reports filed for the purpose of updating that description; and

•
The description of our common Stock Purchase rights contained in our Registration Statement on Form 8-A/A, Amendment No. 1, filed with the SEC on December 2, 1996 (File No. 1-6028), including any amendments or reports filed for the purpose of updating that description.

Each LNC document filed subsequent to the date of this Prospectus Supplement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus Supplement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus Supplement.

We will provide without charge to each person to whom this Prospectus Supplement is delivered, upon the written or oral request of such person, a copy of the documents incorporated by reference as described above (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents), copies of all documents constituting part of the prospectus for the Plan, and copies of the Plan.  Please direct your oral or written request to:  Charles A. Brawley, Senior Vice President, Associate General Counsel & Secretary, 150 N. Radnor Chester Road, Radnor, PA  19342, 484-583-1400, or charles.brawley@lfg.com.